Exhibit 10.1

REVOLVING CREDIT BRIDGE AGREEMENT

dated as of July 6, 2006

among

ERP OPERATING LIMITED PARTNERSHIP,

THE BANKS LISTED HEREIN,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

J.P. MORGAN SECURITIES INC.

as Sole Lead Arranger

and Sole Book Runner

REVOLVING CREDIT BRIDGE AGREEMENT

THIS REVOLVING CREDIT BRIDGE AGREEMENT, dated as of July 6, 2006, is among ERP OPERATING LIMITED PARTNERSHIP (the “Borrower”), the BANKS party hereto, and  JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1         Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Agreement” shall mean this Revolving Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.

“Applicable Interest Rate” means (i) with respect to any Fixed Rate Indebtedness, the fixed interest rate applicable to such Fixed Rate Indebtedness at the time in question, and (ii) with respect to any Floating Rate Indebtedness, either (x) the rate at which the interest rate applicable to such Floating Rate Indebtedness is actually capped (or fixed pursuant to an interest rate hedging device), at the time of calculation, if Borrower has entered into an interest rate cap agreement or other interest rate hedging device with respect thereto or (y) if Borrower has not entered into an interest rate cap agreement or other interest rate hedging device with respect to such Floating Rate Indebtedness, the greater of (A) the rate at which the interest rate applicable to such Floating Rate Indebtedness could be fixed for the remaining term of such Floating Rate Indebtedness, at the time of calculation, by Borrower’s entering into any unsecured interest rate hedging device either not requiring an upfront payment or if requiring an upfront payment, such upfront payment shall be amortized over the term of such device and included in the calculation of the interest rate (or, if such rate is incapable of being fixed by entering into an unsecured interest rate hedging device at the time of calculation, a fixed rate equivalent reasonably determined by Administrative Agent) or (B) the floating rate applicable to such Floating Rate Indebtedness at the time in question.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans or Swingline Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office, and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

“Applicable Margin” means, with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the table set forth below. Any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin. In the event that Borrower receives two (2) Credit Ratings that are not equivalent, the Applicable Margin shall be determined by the lower of such two (2) Credit Ratings. In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not equivalent, the Applicable Margin shall be determined by the lower of the two (2) highest Credit Ratings, provided that each of said two (2) highest Credit Ratings shall be Investment Grade Ratings and at least one of which shall be an Investment Grade Rating from S&P or Moody’s. In the event that each of said two (2) highest Credit Ratings shall not be Investment Grade Ratings or at least one shall not be an Investment Grade Rating from S&P or Moody’s, then the Applicable Margin shall be determined by the lowest of the Credit Ratings. In the event that only one of the Rating Agencies shall have set Borrower’s Credit Rating, then the Applicable Margin shall be based on such Credit Rating only.

	Applicable
	Margin for	Applicable
Range of	Base Rate	Margin for Euro
Borrower’s Credit Rating	Loans	Dollar Loans
(S&P/Moody’s Ratings)	(% per annum)	(% per annum)
Non-Investment Grade	0.250	1.050
BBB-/Baa3	0.0	0.800
BBB/Baa2	0.0	0.600
BBB+/Baa1	0.0	0.500
A-/A3 or better	0.0	0.450

“Approved Bank” shall mean banks which have (i)(a) a minimum net worth of $500,000,000 and/or (b) total assets of $10,000,000,000, and (ii) a minimum long term debt rating of (a) BBB+ or higher by S&P, and (b) Baa1 or higher by Moody’s.

“Assignee” has the meaning set forth in Section 9.6(c).

“Bank” means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors and each Designated Lender; provided, however, that the term “Bank” shall exclude each Designated Lender when used in reference to a Committed Loan, the Commitments or terms relating to the Committed Loans and the Commitments and shall further exclude each Designated Lender for all other purposes hereunder except that any Designated Lender which funds a Money Market Loan shall, subject to Section 9.6(d), have the rights (including the rights given to a Bank contained in Section 9.3 and otherwise in Article IX) and obligations of a Bank associated with holding such Money Market Loan.

“Bankruptcy Code” shall mean Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus ½ of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank serving as the Administrative Agent as its “prime rate.”  The “prime rate” is a rate set by JPMorgan Chase Bank, N.A. based upon various factors including JPMorgan Chase Bank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Bank serving as the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Committed Loan made or to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election or pursuant to Article VIII.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means ERP Operating Limited Partnership, an Illinois limited partnership.

“Borrower’s Share” means Borrower’s or EQR’s share of the liabilities or assets, as the case may be, of an Investment Affiliate or Consolidated Subsidiary as reasonably determined by Borrower based upon Borrower’s or EQR’s economic interest in such Investment Affiliate or Consolidated Subsidiary, as the case may be, as of the date of such determination.

“Borrowing” has the meaning set forth in Section 1.3.

“Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person

“Capital Reserve” shall mean $200 per year.

“Capitalized Property Value” means, as of any date, (i) with respect to Stabilized Properties, the aggregate amount of EBITDA (or Borrower’s Share thereof with respect to any Stabilized Property owned by a Consolidated Subsidiary or an Investment Affiliate) with respect to such Stabilized Properties, divided by the FMV Cap Rate, and (ii) with respect to any Non-Stabilized Property, the greater of (x) the aggregate amount of EBITDA with respect to such Non-Stabilized Property (or Borrower’s Share thereof with respect to any Non-Stabilized Property owned by a Consolidated Subsidiary or an Investment Affiliate), divided by the FMV Cap Rate, and (y) the undepreciated book value, determined in accordance with GAAP of such Non-Stabilized Property (or Borrower’s Share thereof with respect to any Non-Stabilized Property owned by a Consolidated Subsidiary or an Investment Affiliate).

“Cash and Cash Equivalents” shall mean unrestricted (notwithstanding the foregoing, however, cash held in escrow in connection with the completion of Code Section 1031 “like-kind” exchanges shall be deemed to be “unrestricted” for purposes hereof) (i) cash, (ii) direct obligations of the United States Government, including without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (iv) time deposits, domestic and eurodollar certificates of deposit, bankers acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody’s and/or guaranteed by a Person with an Aa rating by Moody’s, an AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved Bank), (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa2 by Moody’s and/or guaranteed by a Person with an Aa rating by Moody’s, an AA rating by S&P or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank (provided that the same shall cease to be a “Cash or Cash Equivalent” if at any time any such bank shall cease to be an Approved Bank), (vii) repurchase agreements with major banks and primary government security dealers fully secured by the U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and (viii) real estate loan pool participations, guaranteed by a Person with an AA rating given by S&P or Aa2 rating given by Moody’s or better rated credit.

“Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Committed Borrowing” has the meaning set forth in Section 1.3.

“Committed Loan” means a loan made or to be made  by a Bank pursuant to Section 2.1; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Commitment” means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof (and, for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Commitment), as such amount may be reduced from time to time pursuant to Section 2.11(e) or reduced or increased in connection with an assignment to an Assignee or from another Bank.

“Consolidated EBITDA” means, for any twelve (12) month period, net earnings (loss), inclusive of the net incremental gains (losses) on sales of condominium units, Raw Land and other non-depreciated Properties, and exclusive of net derivative gains (losses) and gains (losses) on the dispositions of depreciable Properties, as reflected in reports filed by Borrower pursuant to the Securities Exchange Act of 1934, as amended, before deduction (including amounts reported in discontinued operations), for (i) depreciation and amortization expense and other non-cash items as determined in good faith by Borrower for such period, (ii) Interest Expense for such period, (iii) Taxes for such period, (iv) the gains (and plus the losses) from extraordinary items, and (v) the gains (and plus the losses) from non-recurring items, as determined in good faith by Borrower, for such period, all of the foregoing without duplication. In each case, amounts shall be reasonably determined by Borrower in accordance with GAAP, except to the extent that GAAP by its terms shall not apply with respect to the determination of non-cash and non-recurring items and except that such net earnings (loss) shall only include Borrower’s Share of such net earnings (loss) attributable to Consolidated Subsidiaries and shall include, without duplication, Borrower’s Share of the net earnings (loss), inclusive of the net incremental gains (losses) on sales of condominium units, Raw Land and other non-depreciated Properties, and exclusive of net derivative gains (losses) and gains (losses) on the dispositions of depreciable Properties, of any Investment Affiliate before deduction (including amounts reported in discontinued operations) for (i) depreciation and amortization expense and other non-cash items of such Investment Affiliate as determined in good faith by Borrower for such period, (ii) Interest Expense of such Investment Affiliate for such period, (iii) Taxes of such Investment Affiliate for such period, (iv) the gains (and plus the losses) from extraordinary items of such Investment Affiliate, and (v) the gains (and plus the losses) from non-recurring items of such Investment Affiliate as determined in good faith by Borrower for such period.

“Consolidated Subsidiary” means at any date any Person which is consolidated with Borrower or EQR in accordance with GAAP.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (I) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (II) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of Borrower required to be delivered pursuant to Section 4.4 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. Notwithstanding anything contained herein to the contrary, (xx) “Contingent Obligations” shall be deemed not to include guarantees of Unused Commitments or of construction loans to the extent the same have not been drawn, and (yy) the aggregate amount of all Contingent Obligations of any Consolidated Subsidiary or Investment Affiliate (except to the extent that any such Contingent Obligation is recourse to the Borrower or EQR) which would otherwise exceed the total capital contributions of the Borrower and EQR to such entity, together with the amount of any unfunded obligations of the Borrower or EQR to make such additional equity contributions to such entity that could be legally enforced by a creditor of such entity shall be deemed to be equal to the amount of such capital contributions and equity or loan commitments. All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Credit Rating” means the rating assigned by the Rating Agencies to Borrower’s senior unsecured long term indebtedness.

“Customary Non-Recourse Carve-Outs” means fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements.

“Debt Restructuring” means a restatement of, or material change in, the amortization or other financial terms of any Indebtedness of EQR, the Borrower or any Consolidated Subsidiary or Investment Affiliate.

“Debt Service” means, for any period, Interest Expense for such period plus scheduled principal amortization (excluding any individual scheduled principal payment which exceeds 25% of the original principal amount of an issuance of Indebtedness) for such period on all Indebtedness of Borrower or EQR (excluding Indebtedness of any Consolidated Subsidiary or Investment Affiliate), on a consolidated basis, plus Borrower’s Share of scheduled principal amortization for such period on all Indebtedness of all Consolidated Subsidiaries and Investment Affiliates for which there is no recourse to EQR or Borrower (or any Property thereof), plus, without duplication, EQR’s and Borrower’s actual or potential liability for principal amortization (excluding any individual scheduled principal payment which exceeds 25% of the original principal amount of an issuance of Indebtedness) for such period on all Indebtedness of all Consolidated Subsidiaries and Investment Affiliates that is recourse to EQR or Borrower (or any Property thereof).

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.6(d).

“Designated Lender” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 9.6(d), and (ii) is not otherwise a Bank.

“Designated Lender Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A-1 hereto, evidencing the obligation of the Borrower to repay Money Market Loans made by Designated Lenders, and “Designated Lender Note” means any one of such promissory notes issued under Section 9.6(d) hereof.

“Designating Lender” shall have the meaning set forth in Section 9.6(d) hereof.

“Designation Agreement” means a designation agreement in substantially the form of Exhibit G attached hereto, entered into by a Bank and a Designated Lender and accepted by the Administrative Agent.

“Development Activity” means (a) the development and construction of one or more apartment buildings by the Borrower or any of its Subsidiaries, (b) the financing by the Borrower, EQR or any Subsidiaries or Investment Affiliates of either or both of any such development or construction or (c) the incurrence by the Borrower, EQR or any Subsidiaries or Investment Affiliates of either or both of any Contingent Obligations in connection with such development or construction (other than purchase contracts for Real Property Assets which are not payable until completion of development or construction), valued at the cost of such projects under development and construction in the case of assets owned by the Borrower, EQR or any Subsidiaries, or the Borrower’s Share of the cost of such projects under development and construction in the case of assets owned by Investment Affiliates.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, NY are authorized or required by law to close.

“Domestic Lending Office” means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Down REIT” means a limited liability company, corporation or limited partnership in which the only interest in such limited liability company, corporation or partnership not owned (directly or indirectly) by Borrower shall be preference interests or preference units, respectively, and which limited liability company, corporation or limited partnership, as the case may be (collectively, a “Down REIT Guarantor”), has executed and delivered to the Administrative Agent, on behalf of the Banks, (i) a Guaranty of Payment in the form attached hereto as Exhibit H (a “Down REIT Guaranty”), (ii) all documents reasonably requested by the Administrative Agent relating to the existence of such Down REIT Guarantor, and the authority for and validity of such Down REIT Guaranty, including, without limitation, the organizational documents of such Down REIT Guarantor, modified or supplemented prior to the date of such Down REIT Guaranty, each certified to be true, correct and complete by such Down REIT Guarantor, not more than ten (10) days prior to the date of such Down REIT Guaranty, together with a good standing certificate from the Secretary of State (or the equivalent thereof) of the State of formation of such Down REIT Guarantor, to be dated not more than ten (10) days prior to the date of such Down REIT Guaranty, as well as authorizing resolutions in respect of such Down REIT Guaranty, and (iii) an opinion of counsel with respect to such Down REIT Guarantor and Down REIT Guaranty, in form and substance reasonably acceptable to the Administrative Agent, with respect to due organization, existence, good standing and authority, and validity and enforceability of such Down REIT Guaranty. In addition, for purposes of this definition, a Down REIT Guaranty shall not be deemed to constitute Unsecured Debt of the applicable Down REIT Guarantor.

“Down REIT Guarantor” shall have the meaning set forth in the definition of Down REIT.

“Down REIT Guaranty” shall have the meaning set forth in the definition of Down REIT.

“Down REIT Guaranty Proceeds” shall have the meaning set forth in Section 9.18(a) hereof.

“EBITDA” means, for any twelve (12) month period, net earnings (loss), exclusive of net derivative gains (losses) and gains (losses) on the dispositions of Properties, before deduction (including amounts reported in discontinued operations) for (i) depreciation and amortization expense and other non-cash items as determined in good faith by Borrower for such period, (ii) Interest Expense for such period, (iii) Taxes for such period, (iv) the gains (and plus the losses) from extraordinary items, and (v) the gains (and plus the losses) from non-recurring items, as determined in good faith by Borrower, all of the foregoing without duplication. In each case, amounts shall be reasonably determined by Borrower in accordance with GAAP, except to the extent that GAAP by its terms shall not apply with respect to the determination of non-cash and non-recurring items. EBITDA shall not be deemed to include corporate level general and administrative expenses and other corporate expenses, such as land holding costs, employee and trustee stock and stock option expenses and pursuit costs write-offs, all as determined in good faith by Borrower.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.9.

“Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned by the Borrower and/or EQR, either directly or indirectly, and, as a result of the ownership of such equity interest, the Borrower and/or EQR may have recourse liability for Environmental Claims against such partnership, joint venture or corporation (or the property thereof).

“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect.

“Environmental Laws” means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean up or other remediation thereof.

“EQR” means Equity Residential, a Maryland real estate investment trust, the sole general partner of the Borrower.

“EQR Guaranty” means the Guaranty of Payment, dated as of the date hereof, executed by EQR in favor of Administrative Agent and the Banks.

“EQR 2005 Form 10-K” means EQR’s annual report on Form 10-K for 2005, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Euro-Dollar Borrowing” has the meaning set forth in Section 1.3.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Committed Loan made or to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Rate” means, for any applicable Interest Period for any Euro-Dollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent such Interest Period. If such rate is not available at such time for any reason, the “Euro-Dollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by JPMorgan Chase Bank, N.A. and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Euro-Dollar Reserve Percentage” means, with respect to any applicable Interest Period, for any day that percentage (expressed as a decimal) which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to the Person serving as the Administrative Agent under Regulation D of the Federal Reserve Board, in respect of “Eurocurrency liabilities”, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding (or in respect of any other category of liabilities which include deposits by reference to which the interest rate on Euro-Dollar Loans is determined), whether or not the Person serving as the Administrative Agent has any Euro-Currency liabilities or such requirement otherwise in fact applies to the Person serving as the Administrative Agent. The Euro-Dollar Rate shall be adjusted automatically as of the effective date of each change in the Euro-Dollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 6.1.

“Facility Fee” has the meaning set forth in Section 2.8(b).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business

Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Financing Partnership” means any Subsidiary which is wholly-owned, directly or indirectly, by Borrower or by Borrower and EQR.

“FIN46(R)” has the meaning set forth in the definition of “GAAP”.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and EQR which shall be the twelve (12) month period ending on the last day of December in each year.

“Fixed Charges” for any twelve (12) month period means (without duplication) the sum of (i) Debt Service for such period, (ii) the product of the average number of apartment units owned (directly or beneficially) by Borrower, EQR, or any wholly-owned Subsidiary of either or both during such period and the Capital Reserve for such period, (iii) Borrower’s Share of the aggregate sum of the product of the average number of apartment units owned (directly or beneficially) by each Consolidated Subsidiary (other than wholly-owned Subsidiaries of Borrower and/or EQR) and Investment Affiliate during such period and the Capital Reserve for such period, (iv) dividends on preferred units payable by Borrower during such period, and (v) distributions made by the Borrower during such period to EQR for the purpose of paying dividends on preferred shares in EQR.

“Fixed Rate Borrowing” has the meaning set forth in Section 1.3.

“Fixed Rate Indebtedness” means all Indebtedness which accrues interest at a fixed rate.

“Floating Rate Indebtedness” means all Indebtedness which is not Fixed Rate Indebtedness and which is not a Contingent Obligation or an Unused Commitment.

“FMV Cap Rate” means 7.50%.

“GAAP” means generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination; provided, however, that with respect to the financial covenants, including the related definitions, (i) GAAP shall be deemed modified to eliminate the effect of FASB Interpretations No. 46(R), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51 (“FIN 46(R)”), issued by the Financial Accounting Standards Board, on the operation of such covenants, and (ii) only Borrower’s Share of any income, expense, assets and liabilities of any Investment Affiliate shall be taken into account.

“Gross Asset Value” means, (i) with respect to all Stabilized Properties and Non-Stabilized Properties, each such Property’s Capitalized Property Value, plus (ii) the value of any Cash or Cash Equivalents (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of the Borrower or EQR) owned by Borrower, EQR or any wholly-owned Subsidiary of either, plus (iii) the book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by the Borrower, EQR or their wholly-owned Consolidated Subsidiaries, plus (iv) Borrower’s Share of the value of any Cash or Cash Equivalents (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of a non-wholly owned Consolidated Subsidiary or by an Investment Affiliate) owned by any such Consolidated Subsidiary or Investment Affiliate, plus (v) Borrower’s Share of the book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by any non-wholly owned Consolidated Subsidiary or Investment Affiliate.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base

Rate Loans at such time, or (ii) all Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Indebtedness”, as applied to any Person (and without duplication), means (a) all indebtedness, obligations or other liabilities of such Person for borrowed money, (b) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments, (c) all reimbursement obligations, contingent or otherwise, of such Person with respect to letters of credit actually issued for such Person’s account or upon such Person’s application, (d) all obligations of such Person to pay the deferred and unpaid purchase price of Property except any such deferred and unpaid purchase price that constitutes an accrued expense or trade payable, (e) all obligations in respect of Capital Leases (including ground leases) of such Person, (f) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of such Person, in the case of items of Indebtedness incurred under clauses (a), (b), (c) and (d) to the extent that any such items (other than letters of credit), in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person, exclusive, however, of all accounts payable, accrued interest and expenses, prepaid rents, security deposits and dividends and distributions declared but not yet paid. Indebtedness also includes, to the extent not otherwise included, any obligation of Borrower or EQR, as well as Borrower’s Share of any obligation of any Consolidated Subsidiary or Investment Affiliate, to be liable for, or to pay as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than Borrower, EQR, a Consolidated Subsidiary or an Investment Affiliate). Indebtedness shall not include any Intracompany Indebtedness. “Intracompany Indebtedness” means indebtedness whose obligor is Borrower, EQR, any Consolidated Subsidiary or any Investment Affiliate and whose obligee is Borrower, EQR or any wholly-owned Consolidated Subsidiary.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized (including the interest component of Capital Leases but excluding interest expense covered by an interest reserve established under a loan facility, as well as any interest expense under any construction loan or construction activity that under GAAP is required to be capitalized) of Borrower or EQR (excluding any such interest expense accrued or capitalized on Indebtedness of any Consolidated Subsidiary or Investment Affiliate), including without limitation all commissions, discounts and other fees and charges owed with respect to drawn letters of credit, amortized costs of Interest Rate Contracts incurred on or after the Closing Date and the Facility Fees payable to the Banks in accordance with Section 2.8, plus Borrower’s Share of accrued or paid interest with respect to any Indebtedness of Consolidated Subsidiaries or Investment Affiliates for which there is no recourse to EQR or Borrower, plus, without duplication, EQR’s and Borrower’s actual or potential liability for accrued, paid or capitalized interest (including the interest component of Capital Leases but excluding interest expense covered by an interest reserve established under a loan facility, as well as any interest expense under any construction loan or construction activity that under GAAP is required to be capitalized) with respect to Indebtedness of Consolidated Subsidiaries or Investment Affiliates that is recourse to EQR or Borrower, calculated for all Fixed Rate Indebtedness at the actual interest rate in effect with respect to all Indebtedness outstanding as of the last day of such period and, in the case of all Floating Rate Indebtedness, the actual rate of interest in effect with respect to such Floating Rate Indebtedness outstanding for the period during which no Interest Rate Contract is in effect, and, during the period that an Interest Rate Contract is in effect with respect to such Floating Rate Indebtedness, the strike rate payable under such Interest Rate Contract if lower than the actual rate of interest.

“Interest Period” means:

(1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 2 or 3 months thereafter (or such shorter period, but in no event less than 7 days, as Borrower may request, subject to the approval of the Administrative Agent), as the Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided that:

(a)  any such Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)  any such Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c)  any such Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

(2)  Intentionally Omitted.

(3)  with respect to each Money Market LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Money Market Quote Request and ending such number of months thereafter (or for a period of less than one month but in no event less than seven (7) days) as the Borrower may elect in accordance with Section 2.3; provided that:

(a)  any such Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)  any such Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c)

below, end on the last Euro-Dollar Business Day of a calendar month; and

(c)  any such Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

(4)  with respect to each Money Market Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Money Market Quote Request and ending such number of days thereafter (but not less than seven (7) days, or more than 90 days) as the Borrower may elect in accordance with Section 2.3; provided that:

(a)  any such Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

(b)  any such Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.

“Investment Affiliate” means any Person in whom EQR or Borrower holds an equity interest, directly or indirectly, other than Consolidated Subsidiaries, excluding the effects of consolidation required by FIN46(R), Military Housing Affiliates and Securities and other passive interests.

“Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt, or if no such rating has been issued, a “shadow” rating, of BBB- or better from S&P or Fitch, or a rating or “shadow” rating of Baa3 or better from Moody’s. Any such “shadow” rating shall be evidenced by a letter from the applicable Rating Agency or by such other evidence as may be reasonably acceptable to the Administrative Agent (as to any such other evidence, the Administrative Agent shall present the same to, and discuss the same with, the Banks).

“Investment Mortgages” means mortgages securing indebtedness directly or indirectly owed to Borrower, EQR or

Subsidiaries of either or both, including certificates of interest in real estate mortgage investment conduits.

“Joint Venture Parent” means Borrower , EQR or one or more Financing Partnerships of Borrower which directly owns any interest in a Joint Venture Subsidiary.

“Joint Venture Subsidiary” means any entity (other than a Financing Partnership) in which (i) a Joint Venture Parent owns at least 20% of the economic interests and (ii) the sale or financing of any Property owned by such Joint Venture Subsidiary is substantially controlled by a Joint Venture Parent, subject to customary provisions set forth in the organizational documents of such Joint Venture Subsidiary with respect to refinancings or rights of first refusal granted to other members of such Joint Venture Subsidiary. For purposes of the preceding sentence, the sale or financing of a Property owned by a Joint Venture Subsidiary shall be deemed to be substantially controlled by a Joint Venture Parent if such Joint Venture Parent has the ability to exercise a buy-sell right in the event of a disagreement regarding the sale or financing of such Property. In addition, the relationship of a Joint Venture Parent as a tenant in common in any asset with other tenants in common in the same asset shall be treated as if such relationship were a general partnership for purposes of this definition. For purposes of the definition of Unencumbered Asset Value, a Joint Venture Subsidiary shall be deemed to include any entity (other than a Financing Partnership) in which a Qualified Joint Venture Partner owns the balance of the interests.

“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the Euro-Dollar Rate pursuant to Section 2.3.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest in respect of such asset. For the purposes of this Agreement, the Borrower, EQR or any Subsidiary of either or both shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan, a Euro-Dollar Loan, a Money Market Loan or a Swingline Loan and “Loans” means Base Rate Loans, Euro-Dollar Loans, Money Market Loans or Swingline Loans or any combination of the foregoing.

“Loan Documents” means this Agreement, the Notes, the EQR Guaranty and any Down REIT Guaranty.

“Margin Stock” shall have the meaning provided such term in Regulation U.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely, (i) impair the ability of the Borrower and/or EQR and their Consolidated Subsidiaries, taken as a whole, to  perform their respective obligations under the Loan Documents or (ii)impair the ability of Administrative Agent or the Banks to enforce the Loan Documents.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

“Materials of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.

“Maturity Date” shall mean the date when all of the Obligations hereunder shall be due and payable which shall be July 6, 2007, unless accelerated pursuant to the terms hereof.

“Military Housing” shall mean projects, the primary purpose of which is the acquisition, development, construction, maintenance and operation of military family housing and military unaccompanied housing on or near military installations of the United States of America in collaboration with the United States of America.

“Military Housing Affiliates” shall mean any Consolidated Subsidiary or Investment Affiliate of the

Borrower or EQR which only has an investment in Military Housing.

“Money Market Absolute Rate” has the meaning set forth in Section 2.3(d).

“Money Market Absolute Rate Loan” means a loan made or to be made by a Bank pursuant to an Absolute Rate Auction.

“Money Market Borrowing” has the meaning set forth in Section 1.3.

“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Money Market LIBOR Loan” means a loan made or to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Article VIII).

“Money Market Loan” means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

“Money Market Margin” has the meaning set forth in Section 2.3(d)(2).

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.3.

“Money Market Quote Request” shall have the meaning set forth in Section 2.3(b).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section

4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Multifamily Residential Property Mortgages” means Investment Mortgages issued by any Person engaged primarily in the business of developing, owning, and managing multifamily residential property.

“Multifamily Residential Property Partnership Interests” means partnership or joint venture interests, or common or preferred stock, or membership, trust or other equity interests issued by any Person engaged primarily in the business of developing, owning, and managing multifamily residential property, but excluding Securities.

“Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations; provided, however, that such term shall not include (a) any covenant, condition or restriction contained in any ground lease from a Governmental Authority, or (b) any financial covenant (such as a limitation on secured indebtedness) given for the benefit of any Person that may be violated by the granting of any Lien on any Property to secure any or all of the Obligations.

“Net Income” means, for any period, the net earnings (or loss) after Taxes of the Borrower, on a consolidated basis, for such period calculated in conformity with GAAP.

“Net Present Value” shall mean, as to a specified or ascertainable dollar amount, the present value, as of the date of calculation of any such amount, using a discount rate equal to the Base Rate in effect as of the date of such calculation.

“Non-Multifamily Residential Property” means Property which is not (i) used for lease, operation or use as a multifamily residential property, (ii) Unimproved

Assets or Raw Land, (iii) Securities, (iv) Multifamily Residential Property Mortgages, or (v) Multifamily Residential Property Partnership Interests.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) any Subsidiary or Investment Affiliate (provided that if a Subsidiary or Investment Affiliate is a partnership, there is no recourse to Borrower or EQR as a general partner of such partnership); provided, however, that personal recourse of Borrower or EQR for any such Indebtedness for Customary Non-Recourse Carve-Outs in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Non-Stabilized Property” means any Property owned or leased by Borrower, EQR, a Consolidated Subsidiary or an Investment Affiliate that is not a Stabilized Property.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibits A-1 and A-2 hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.6.

“Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower, from time to time owing to Administrative Agent or any Bank under or in connection with this Agreement or any other Loan Document.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Period Fraction” means, with respect to any period of time, a fraction, the numerator of which is the actual number of days in such period, and the denominator of which is three hundred and sixty (360).

“Permitted Holdings” means Development Activity, Raw Land, Securities, Non-Multifamily Residential Property, Investment Mortgages, and Investment Affiliates.

“Permitted Liens” means:

a.             Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;

b.             statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than sixty (60) days delinquent or which are being contested in good faith in accordance with the terms hereof;

c.             deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation or to secure liabilities to insurance carriers;

d.             utility deposits and other deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

e.             Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;

f.              easements, rights-of-way, zoning restrictions, other similar charges or encumbrances and all other items listed on Schedule B to the owner’s title insurance policies, except in connection with any Indebtedness, for any of the Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of the owner and do not diminish in any material respect the value of the Property to which it is attached or for which it is listed;

g.             Liens and judgments (i) which have been or will be bonded (and the Lien thereby removed other than on any cash or securities serving as security for such bond) or released of record within thirty (30) days after the date such Lien or judgment is entered or filed against EQR, Borrower, or any Subsidiary, or (ii) which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

h.             Liens on Property of the Borrower, EQR or the Subsidiaries of either or both (other than Qualifying Unencumbered Property) securing Indebtedness which may be incurred or remain outstanding without resulting in an Event of Default hereunder; and

i.              Liens in favor of the Borrower, EQR or a Consolidated Subsidiary against any asset of Borrower,

any Consolidated Subsidiary or any Investment Affiliate.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pro Rata Share” means, with respect to any Bank, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments, as adjusted from time to time in accordance with the provisions of this Agreement; provided, however, that if the Commitments shall have been terminated, then “Pro Rata Share” shall mean, with respect to any Bank, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s outstanding Committed Loans and the denominator of which shall be the aggregate amount of all of the Banks’ outstanding Committed Loans.

“Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned or leased by such Person.

“Public Debt” shall have the meaning set forth in Section 9.18(a) hereof.

“Qualified Joint Venture Partner” means (a) pension funds, insurance companies, banks, investment banks or similar institutional entities, each with significant experience in making investments in commercial real estate, and (b) commercial real estate companies of similar quality and experience.

“Qualifying Unencumbered Property” means any Property (including Raw Land and Property with Development Activity) from time to time which is owned directly or indirectly in fee (or ground leasehold) by Borrower, EQR, a Financing Partnership or a Joint Venture Subsidiary, which (i) is Raw Land, Property with Development Activity or an operating multifamily residential property, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower or EQR subject) to a Lien which secures Indebtedness of any Person other than Permitted Liens, (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower or EQR subject) to any Negative Pledge, and (iv) in the case of any Property that is owned by a Subsidiary of the Borrower or EQR, is owned by a Subsidiary that does not have any outstanding Unsecured Debt (other than those items of Indebtedness set forth in clauses (d) or (e) of the definition of Indebtedness, or any Contingent Obligation except for guarantees for borrowed money). In addition, in the case of any Property that is owned by a Subsidiary of Borrower and/or EQR, if such Subsidiary shall commence any proceeding under any bankruptcy, insolvency or similar law, or any such involuntary case shall be commenced against it and shall remain undismissed and unstayed for a period of 90 days, then, simultaneously with the occurrence of such conditions, such Property shall no longer constitute a Qualifying Unencumbered Property. Notwithstanding the foregoing, for the purposes of this definition, a Property shall be deemed to be wholly-owned by Borrower if such Property shall be owned by a Down REIT or a wholly-owned Subsidiary of such Down REIT.

“Rating Agencies” means, collectively, S&P, Moody’s and Fitch Ratings Inc.

“Raw Land” means Real Property Assets upon which no material improvements have been commenced.

“Real Property Assets” means, as of any time, the real property assets (including interests in participating mortgages in which the Borrower’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by the Borrower, EQR and the Consolidated Subsidiaries of either or both at such time.

“Recourse Debt” shall mean Indebtedness that is not Non-Recourse Indebtedness.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Required Banks” means at any time Banks having at least 51% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans (provided, that in the case of Swingline Loans, the amount of each Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct loan and not a participation interest, and the aggregate amount of Swingline Loans owing to the Swingline Lender shall be considered for purposes hereof as reduced by the amount of such funded participation interests).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Secured Debt” means Indebtedness of EQR, on a consolidated basis, and without duplication, Borrower’s Share of any Indebtedness of any Investment Affiliate, (i) the payment of which is secured by a Lien on any Property owned or leased by EQR, Borrower, or any Subsidiary or Investment Affiliate of either or both, or (ii) which is unsecured Indebtedness of any Subsidiary or Investment Affiliate of Borrower or EQR, which Subsidiary or Investment Affiliate is not a guarantor of the Obligations and which Indebtedness is not recourse to the Borrower or EQR (other than for Customary Non-Recourse Carve-Outs), or (iii) which is Unsecured Tax Exempt Indebtedness.

“Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, all of which shall be passive investments.

“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.

“Stabilized Property” means (i) with respect to any income-producing Property acquired by Borrower, EQR, any Consolidated Subsidiary or any Investment Affiliate, such Property shall have been owned by Borrower, EQR, any Consolidated Subsidiary or any Investment Affiliate for at least four (4) complete Fiscal Quarters, and (ii) with respect to any Property under construction or redevelopment, such Property shall have been owned by Borrower, EQR, any Consolidated Subsidiary or any Investment Affiliate for at least four (4) complete Fiscal Quarters after the earlier to occur of (x) eighteen (18) months after substantial completion (i.e., the issuance of a certificate of occupancy for the applicable Property), and (b) the last day of the Fiscal Quarter in which the applicable Property achieves an occupancy rate of not less than 93%.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower and/or EQR.

“Swingline Borrowing” has the meaning set forth in Section 1.3.

“Swingline Commitment” has the meaning set forth in Section 2.16(a).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as Swingline Lender hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Swingline Loan” means a loan made or to be made by the Swingline Lender pursuant to Section 2.16.

“Taxes” means all federal, state, local and foreign income and gross receipts taxes.

“Term” has the meaning set forth in Section 2.9.

“Termination Event” shall mean (i) a “reportable event”, as such term is described in Section 4043 of ERISA

(other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA.

“Unencumbered Asset Value” means the sum of (i) the Capitalized Property Value of all Qualifying Unencumbered Property, (ii) the value of any Cash or Cash Equivalent (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of the Borrower) owned by Borrower, EQR or any wholly-owned Subsidiary of either, and (iii) the book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by the Borrower, EQR or their wholly-owned Subsidiaries not subject to any Lien, plus (iv) Borrower’s Share of the value of any Cash or Cash Equivalents (including Cash or Cash Equivalents held in restricted Section 1031 accounts under the control of a non-wholly owned Consolidated Subsidiary or by an Investment Affiliate) owned by any such Consolidated Subsidiary or Investment Affiliate, plus (v) Borrower’s Share of the book value, determined in accordance with GAAP, of readily marketable Securities and Investment Mortgages owned by any non-wholly owned Consolidated Subsidiary or Investment Affiliate, provided, however, that the aggregate value of those items set forth in clauses (iii) and (v) shall not exceed thirty percent (30%) of Unencumbered Asset Value.

“Unimproved Assets” means Real Property Assets, other than Raw Land, upon which no material improvements have been completed which completion is evidenced by a certificate of occupancy or its equivalent and is less than 90% leased in the aggregate (based upon number of units).

“United States” means the United States of America, including the fifty states and the District of Columbia.

“Unsecured Debt” means Indebtedness of EQR, on a consolidated basis, which is not Secured Debt.

“Unused Commitments” shall mean an amount equal to all unadvanced funds (other than unadvanced funds in connection with any construction loan) which any third party is obligated to advance to Borrower or another Person or otherwise pursuant to any loan document, written instrument or otherwise.

“Unused Fee” has the meaning set forth in Section 2.8(a).

SECTION 1.2         Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants and, with respect to financial covenants including the related definitions, except for eliminating the effects of FIN 46(R)) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that for purposes of references to the financial results and information of “EQR, on a consolidated basis,” EQR shall be deemed to own one hundred percent (100%) of the partnership interests in Borrower; and provided further that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Banks.

SECTION 1.3         Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same type (subject to Article VIII) and, except in the case of Base Rate Loans and Swingline Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Fixed Rate Borrowing” is a Euro-Dollar Borrowing or a Money Market Borrowing (excluding any such Borrowing consisting of Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Article VIII), and a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a “Money Market Borrowing” is a Borrowing under Section 2.3 in which a Bank’s share is determined on the basis of its bid in accordance therewith, and a “Swingline Borrowing” is a Borrowing under Section 2.16 in which only the Swingline Lender participates (subject to the provisions of said Section 2.16)).

ARTICLE II

THE CREDITS

SECTION 2.1         Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Committed Loans to the Borrower pursuant to this Article from time to time during the term hereof in amounts such that the aggregate principal amount of Committed Loans plus such Bank’s Pro Rata Share of Swingline Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing outstanding under this Section 2.1 shall be in an aggregate principal amount of $3,000,000, or an integral multiple of $100,000 in excess thereof (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b), or in any amount required to repay the Swingline Lender the amount of any Swingline Loan) and, other than with respect to Money Market Loans and Swingline Loans, shall be made from the several Banks ratably in proportion to their respective Commitments. In no event shall the aggregate Loans outstanding at any time exceed $500,000,000, as the same may be reduced from time to time as a result of cancellation of Commitments by Borrower or pursuant to Section 2.10 hereof. Subject to the limitations set forth herein, any amounts repaid may be reborrowed.

SECTION 2.2         Notice of Borrowing. The Borrower shall give Administrative Agent notice not later than 11:30 a.m. (New York time) (x) one Domestic Business Day before each Base Rate Borrowing, or (y) three Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

(i)                    the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii)                   the aggregate amount of such Borrowing,

(iii)                  whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

(iv)                  in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

SECTION 2.3         Money Market Borrowings.

(a)           The Money Market Option. From time to time during the Term, and provided that at such time the Borrower maintains an Investment Grade Rating from both S&P and Moody’s, the Borrower may, as set forth in this Section 2.3, request the Banks during the Term to make offers to make Money Market Loans to the Borrower, not to exceed, at such time, the lesser of (i) fifty percent (50%) of the aggregate Commitments, and (ii) the aggregate Commitments less all Loans then outstanding. Subject to the provisions of this Agreement, the Borrower may repay any outstanding Money Market Loan on any day which is a Euro-Dollar Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.3 at the time of such Borrowing, until the Domestic Business Day next preceding the Maturity Date. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.3.

(b)           Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by facsimile transmission a request substantially in the form of Exhibit B hereto (a “Money Market Quote Request”) so as to be received not later than 10:30 A.M. (New York time) on (x) the fourth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

1.               the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

2.               the aggregate amount of such Borrowing, which shall be $3,000,000 or a larger multiple of $100,000,

3.               the duration of the Interest Period applicable thereto (which shall not be less than 7 days or more than 90 days), subject to the provisions of the definition of Interest Period, and

4.               whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within four Euro-Dollar Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Money Market Quote Request. Together with the delivery of each Money Market Quote Request, Borrower shall pay to the Administrative Agent, a fee equal to $2,500.

(c)           Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks by facsimile or electronic transmission a copy thereof, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section (an “Invitation for Money Market Quotes”).

(d)           Submission and Contents of Money Market Quotes.

1.             Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by facsimile transmission at its offices specified in or pursuant to Section 9.1 not later than (x) 10:00 A.M. (New York time) on the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Bank serving as the Administrative Agent (or any affiliate of the Bank serving as the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Bank serving as the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles III and VI, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower. Such Money Market Loans may be funded by such Bank’s Designated Lender (if any) as provided in Section 9.6(d), however, such Bank shall not be required to specify in its Money Market Quote whether such Money Market Loans will be funded by such Designated Lender.

2.             Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(a)             the proposed date of Borrowing,

(b)             the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $3,000,000 or a larger multiple of $100,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

(c)             in the case of a LIBOR Auction, the margin above or below the applicable Euro-Dollar Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(d)             in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

(e)             the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

3.               Any Money Market Quote shall be disregarded if it:

(a)             is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(2) above;

(b)             contains qualifying, conditional or similar language (except for an aggregate limitation as provided in subsection (d)(2)(b) above);

(c)             proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes(except for an aggregate limitation as provided in subsection (d)(2) above); or

(d)             arrives after the time set forth in subsection (d)(1).

(e)           Notice to Borrower. The Administrative Agent shall promptly (and in any event no later than 10:30 A.M. (New York time) on the third Euro-Dollar Business Day prior to the date of the proposed Borrowing) notify the Borrower in writing of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote or modifies the terms of such previous Money Market Quote to provide terms more favorable to Borrower. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f)            Acceptance and Notice by Borrower. Not later than 11:00 A.M. (New York time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The

Borrower may accept any Money Market Quote in whole or in part; provided that:

1.               the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

2.               the principal amount of each Money Market Borrowing must be $3,000,000 or a larger multiple of $100,000;

3.               acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

4.               the Borrower may not accept any offer that is described in subsection (d)(3) or that otherwise fails to comply with the requirements of this Agreement.

(g)           Allocation by Administrative Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are permitted to be accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $100,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.  The Administrative Agent shall promptly (and in any event within one (1) Domestic Business Day after such offers are accepted) notify the Borrower and each such Bank in writing of any such allocation of Money Market Loans. Determinations by the Administrative Agent of the allocation of Money Market Loans shall be conclusive in the absence of manifest error.

(h)           Notification by Administrative Agent. Upon receipt of the Borrower’s Notice of Money Market Borrowing in accordance with Section 2.3(f) hereof, the Administrative Agent shall, on the date such Notice of Money Market Borrowing is received by the Administrative Agent, promptly notify each Bank (and such Notice of Money Market Borrowing shall not thereafter be revocable by the Borrower) (i) of the principal amount of the Money Market Borrowing accepted by the Borrower, and (ii) of such Bank’s share (if any) of such Money Market Borrowing. A Bank who is notified that it has been selected to make a Money Market Loan may designate its Designated Lender (if any) to fund such Money Market Loan on its behalf, as described in Section 9.6(d). Any Designated Lender which funds a Money Market Loan shall on and after the time of such funding become the obligee under such Money Market Loan and be entitled to receive payment thereof when due. No Bank shall be relieved of its obligation to fund a Money Market Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Money Market Loan is funded.

(i)            Funding of Committed Loans Not Affected. Notwithstanding anything to the contrary contained herein, each Bank shall be required to fund its Pro Rata Share of Committed Loans in accordance with  Section 2.1 hereof despite the fact that any Bank’s Commitment may have been or may be exceeded as a result of such Bank’s making of Money Market Loans.

SECTION 2.4         Notice to Banks; Funding of Loans.

(a)           Upon receipt of a Notice of Borrowing from Borrower in accordance with Section 2.2 hereof, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate determined pursuant thereto and the Interest Period(s) (if different from those requested by the Borrower) and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless Borrower shall pay any applicable expenses pursuant to Section 2.13.

(b)           Not later than 1:00 p.m. (New York time) on the date of each Borrowing as indicated in the Notice of Borrowing, each Bank shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing in Federal funds immediately available in New York, to the Administrative Agent at its address referred to in Section 9.1.

(c)           Not later than 3:00 p.m. (New York time) on the date of each Swingline Borrowing as indicated in the applicable Notice of Borrowing, the Swingline Lender shall make available such Swingline Borrowing in Federal funds immediately available in New York, NY, to the Administrative Agent at its address referred to herein.

(d)           Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand, and in the case of the Borrower one (1) Domestic Business Day after demand, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.7 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing as of the date of such Borrowing for purposes of this Agreement.

SECTION 2.5         Notes.

(a)           The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office.

(b)           Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type (including Swingline Loans and Money Market Loans) be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Any additional costs incurred by the Administrative Agent, the Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to Borrower. Each such Note shall be in substantially the form of Exhibit A-2 hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Upon the execution and delivery of any such Note, any existing

Note payable to such Bank shall be replaced or modified accordingly. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c)           Upon receipt of each Bank’s Note pursuant to Section 3.1(a), the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(d)           The Committed Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date. The Swingline Loans shall mature, and the principal amount thereof shall be due and payable, in accordance with Section 2.16(b)(iii).

(e)           Each Money Market Loan included in any Money Market Borrowing shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the earlier to occur of (i) last day of the Interest Period applicable to such Borrowing or (ii) the Maturity Date.

(f)            There shall be no more than ten (10) Euro-Dollar Groups of Loans outstanding at any one time.

SECTION 2.6         Method of Electing Interest Rates.

(a)           The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

(i)            if such Loans are Base Rate Loans, the Borrower may elect to convert all or any portion of such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day;

(ii)           if such Loans are Euro-Dollar Loans, the Borrower may elect to convert all or any portion of such Loans to Base Rate Loans and/or elect to continue all or any portion of such Loans as Euro-Dollar Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by Borrower in the Notice of Interest Rate Election provided Borrower shall pay any losses pursuant to Section 2.13.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three (3) Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans, (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each $500,000 or any larger multiple of $100,000, (iii) there shall be no more than ten (10) Euro-Dollar Groups of Loans outstanding at any time, (iv) no Committed Loan may be continued as, or converted into, a Euro-Dollar Loan when any Event of Default has occurred and is continuing, and (v) no Interest Period shall extend beyond the Maturity Date.

(b)                   Each Notice of Interest Rate Election shall specify:

(i)                    the Group of Loans (or portion thereof) to which such notice applies;

(ii)                   the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)                  if the Loans comprising such Group of Loans are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

(iv)          if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)           Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by the Borrower) and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Loans which are Euro-Dollar Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

(d)           If the Borrower shall fail to pay any principal of or interest on any Money Market Loan when due, such Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Base Rate until (in the case of a failure to pay interest) such failure shall become an Event of Default and thereafter (or immediately in the case of a failure to pay principal) at a rate per annum equal to the sum of 4% plus the Base Rate for such day.

SECTION 2.7         Interest Rates.

(a)           Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Euro-Dollar Loan pursuant to Section 2.6 or at the Maturity Date, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans for such day. Such interest shall be payable on the first Domestic Business Day of each month.

(b)           Subject to Section 8.1, each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Dollar Loans for such day plus the Euro-Dollar Rate applicable to such Interest Period. Such interest shall be payable on the last day of each Interest Period or on the  first Domestic Business Day of each month, if sooner, as well as on the date of any prepayment of any such Euro-Dollar Loan.

(c)           Subject to Section 8.1, each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Rate for such Interest Period (determined in accordance with Section 2.7(b) as if the related Money Market LIBOR Borrowing were a Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.3. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.3. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than one month, at intervals of one month after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Base Rate until (in the case of a failure to pay interest) such failure shall become an Event of Default and thereafter (or immediately in the case of the failure to pay principal) at a rate per annum equal to the sum of 4% plus the Base Rate for such day.

(d)           In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Base Rate and four percent (4%) (the “Default Rate”).

(e)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

SECTION 2.8         Fees.

(a)           Unused Fee. If at any time from and after July 13, 2006 and on or prior to December 15, 2006, Borrower shall fail to maintain an average outstanding balance of Loans of not less than $100,000,000, then the Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments an unused fee (the “Unused Fee”) equal to 0.45% per annum of the amount by which the average outstanding Loans during such period are less than $100,000,000. The Unused Fee shall be payable, in arrears, on September 30, 2006 and December 31, 2006 or on the Maturity Date, if sooner.

(b)           Facility Fee. Commencing as of December 16, 2006, the Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments a facility fee (the “Facility Fee”) equal to 0.15% per annum on the aggregate Commitments. The facility fee shall be payable in arrears on September 30, December 31, March 31, and June 30 during the Term, and on the Maturity Date.

(c)           Fees Non-Refundable. All fees set forth in this Section 2.8 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Loans are actually made.

SECTION 2.9         Maturity Date. The term (the “Term”) of the Commitments (and each Bank’s obligations to make Loans) shall terminate and expire on the Maturity Date. Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon and all other Obligations) shall be due and payable on such date.

SECTION 2.10       Mandatory Prepayment. If at any time the Revolving Credit Agreement, dated as of April 1, 2005, among the Borrower, the Administrative Agent and the banks party thereto shall be amended or amended and restated or replaced so as to increase the aggregate commitments thereunder, Borrower shall pay to the Administrative Agent, for the account of the Banks, on or before the earlier to occur of (x) thirty (30) days after the date of such amendment or replacement, and (y) the end of any Interest Period occurring after such amendment or replacement (but only to the extent of the Loans maturing at the end of any such Interest Period), an amount equal to the increase in the aggregate commitments thereunder (but in no event more than the outstanding balance of the Loans). Borrower shall make such prepayment together with interest accrued to the date of the prepayment on the principal amount prepaid. In connection with the prepayment of a Euro-Dollar Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 2.13. Each such prepayment shall be applied to prepay ratably the Loans of the Banks. Amounts prepaid pursuant to this Section 2.10 may not be reborrowed and the Commitments shall be deemed to have been reduced accordingly.

SECTION 2.11       Optional Prepayments and Optional Decreases and Termination.

(a)           The Borrower may, upon at least one (1) Domestic Business Day’s notice to the Administrative Agent (which shall promptly notify each of the Banks), prepay any Group of Loans which are Base Rate Loans(or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.1), in whole at any time, or from time to time in part in amounts aggregating One Million Dollars ($1,000,000) or any larger multiple of One Hundred Thousand Dollars ($100,000), by paying the principal amount to be prepaid. The Borrower may, from time to time on any Domestic Business Day so long as prior notice is given to the Administrative Agent and Swingline Lender no later than 2:00 p.m. (New York time) on the day on which Borrower intends to make such prepayment, prepay any Swingline Loans in whole or in part in amounts aggregating $100,000 or a higher integral multiple of $100,000 (or, if less, the aggregate outstanding principal amount of all Swingline Loans then outstanding) by paying the principal amount to be prepaid no later than 3:00 p.m. (New York time) on such day. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans or Borrowing(or the Swingline Lender in the case of Swingline Loans) included in such Group of Loans or Borrowing.

(b)           The Borrower may, upon at least one (1) Euro-Dollar Business Day’s notice to the Administrative Agent (which shall promptly notify each of the Banks), prepay any Euro-Dollar Loan as of the last day of the Interest Period applicable thereto. Except as provided in Article VIII and except with respect to any Euro-Dollar Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 hereof, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.13. Any such prepayment shall be upon at least three (3) Euro-Dollar Business Days’ notice to the Administrative Agent. Each such optional prepayment shall be in the amounts set forth in Section 2.11(a) above and shall be applied to prepay ratably the Loans of the Banks included in any Group of Loans which are Euro-Dollar Loans, except that any Euro-Dollar Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.4 hereof may be prepaid without ratable payment of the other Loans in such Group of Loans which have not been so converted.

(c)           Intentionally Omitted.

(d)           Intentionally Omitted.

(e)           The Borrower may at any time and from time to time cancel all or any part of the Commitments. If there are Loans then outstanding or, if there are no Loans outstanding at such time as to which the Commitments with respect thereto are being cancelled, upon at least one (1) Domestic Business Day’s notice to the Administrative Agent (which shall promptly notify each of the Banks), whereupon, in either event, all or such portion of the Commitments, as applicable, shall terminate as to the Banks, pro rata on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding, Borrower shall prepay, as applicable, all or such portion of Loans outstanding on such date in accordance with the requirements of Section 2.11(a) and (b). Borrower shall be permitted to designate in its notice of cancellation which Loans, if any, are to be prepaid. A reduction of the Commitments pursuant to this Section 2.11(e) shall not effect a reduction in the Swingline Commitment (unless so elected by the Borrower) until the aggregate Commitments have been reduced to an amount equal to or less than the Swingline Commitment.

(f)            Any amounts so prepaid pursuant to Section 2.11 (a), (b), (c) or (d) may be reborrowed. In the event Borrower elects to cancel all or any portion of the Commitments and the Swingline Commitment pursuant to Section 2.11(e) hereof, such amounts may not be reborrowed.

(g)           The Borrower may not prepay any portion of a Money Market Loan except with the prior consent of the Bank or Designated Lender holding such Money Market Loan.

SECTION 2.12       General Provisions as to Payments.

(a)           The Borrower shall make each payment of interest on the Loans and of fees hereunder, not later than 1:00 p.m. (New York time) on the date when due, in Federal or other funds immediately available in New York, to the Administrative Agent at its address referred to in Section 9.1. The Administrative Agent will promptly (and if received prior to 1:00 p.m., on the same Domestic Business Day, if received after 1:00 p.m. on the immediately following Domestic Business Day) distribute to each Bank its ratable share (or applicable share with respect to Money Market Loans) of each such payment received by the Administrative Agent for the account of the Banks. If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 1:00 p.m. (New York time) on any Domestic Business Day, and Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such Domestic Business Day, Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date Administrative Agent distributes such amount to such Bank, at the Federal Funds Rate. Whenever any payment of principal of, or interest on the Base Rate Loans or Swingline Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended  to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.13       Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or Money Market LIBOR Loan or Money Market Absolute Rate Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow, continue or convert to any Euro-Dollar Loans or Money Market LIBOR Loans or Money Market Absolute Rate Loans after notice has been given to any Bank in accordance with Section 2.4(a) or 2.6, or if Borrower shall deliver a Notice of Interest Rate Election specifying that a Euro-Dollar Loan or Money Market LIBOR Loan or Money Market Absolute Rate Loan shall be converted on a date other than the first (lst) day of the then current Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after certification of such Bank of such loss or expense (which shall be delivered by each such Bank to Administrative Agent for delivery to Borrower) for any resulting loss or expense incurred by it (or by an existing Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, continue or convert, provided that such Bank shall have delivered to Administrative Agent and Administrative Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.

SECTION 2.14       Computation of Interest and Fees. All interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.15       Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes, including, without limitation, the acquisition of real property to be used in the Borrower’s existing business and for general working capital needs of the Borrower; provided, however, that no Swingline Loan shall be used more than once for the purpose of refinancing another Swingline Loan, in whole or part.

SECTION 2.16       Swingline Loan Subfacility.

(a)           Swingline Commitment. Subject to the terms and conditions of this Section 2.16, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the term hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (i) ten percent (10%) of the aggregate Commitments, and (ii) the aggregate Commitments less all Loans then outstanding (the “Swingline Commitment”). Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b)           Swingline Borrowings.

(i)            Notice of Borrowing. With respect to any Swingline Borrowing, the Borrower shall give the Swingline Lender and the Administrative Agent notice in writing in the form attached hereto as Exhibit C, which is received by the Swingline Lender and Administrative Agent not later than 2:00 p.m. (New York time) on the proposed date of such Swingline Borrowing (and confirmed by telephone by such time), specifying (A) that a Swingline Borrowing is being requested, (B) the amount of such Swingline Borrowing, (C) the proposed date of such Swingline Borrowing, which shall be a Domestic Business Day, and (D) stating that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Borrowing. Such notice shall be irrevocable.

(ii)           Minimum Amounts. Each Swingline Borrowing shall be in a minimum principal amount of $1,000,000, or an integral multiple of $100,000 in excess thereof.

(iii)          Repayment of Swingline Loans. Each Swingline Loan shall be due and payable on the earliest of (A) 5 Domestic Business Days from the date of the applicable Swingline Borrowing, (B) the date of the next Committed Borrowing or (C) the Maturity Date. In addition, in no event shall Swingline Loans be outstanding for more than ten (10) Domestic Business Days in any calendar month. If, and to the extent, any Swingline Loans shall be outstanding on the date of any Committed Borrowing, such Swingline Loans shall first be repaid from the proceeds of such Committed Borrowing prior to the disbursement of the same to the Borrower. If, and to the extent, a Committed Borrowing is not requested prior to the Maturity Date or the end of the 5-Domestic Business Day period after a Swingline Borrowing, the Borrower shall be deemed to have requested a Committed Borrowing comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to the Swingline Lender. In addition, the Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Committed Borrowing, in which case the Borrower shall be deemed to have requested a Committed Borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to the Swingline Lender. Any Committed Borrowing which is deemed requested by the Borrower in accordance with this Section 2.16(b)(iii) is hereinafter referred to as a “Mandatory Borrowing”. Each Bank hereby irrevocably agrees to make Committed Loans promptly upon receipt of notice from the Swingline Lender of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Bank (or the next Domestic Business Day if such notice is received after 1:00 P.M. (New York time)) notwithstanding (I) the amount of the Mandatory Borrowing may not comply with the minimum amount of Committed Borrowings otherwise required hereunder, (II) whether any conditions specified in Section 3.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Committed Borrowing to be made by the time otherwise required in Section 2.2, (V) the date of such Mandatory

Borrowing (provided that such date must be a Domestic Business Day), or (VI) any termination of the Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Bank shall be obligated to make Committed Loans in respect of a Mandatory Borrowing if a Default or an Event of Default then exists and the applicable Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(iv)          Purchase of Participations. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation , as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Bank hereby agrees that it shall forthwith, upon demand, purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its Pro Rata Share (determined before giving effect to any termination of the Commitments pursuant hereto), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of the Swingline Lender until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay caused by any purchasing Bank between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, such purchasing Bank shall be required to pay to the Swingline Lender interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Domestic Business Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate. Notwithstanding the foregoing, no Bank shall be obligated to purchase a participation in any Swingline Loan if a Default or an Event of Default then exists and such Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(c)           Interest Rate. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Federal Funds Rate for such day, plus the Applicable Margin for Euro-Dollar Loans.

ARTICLE III

CONDITIONS

SECTION 3.1         Closing. The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:

(a)           the Borrower shall have executed and delivered to the Administrative Agent a Note for the account of each Bank dated on or before the Closing Date complying with the provisions of Section 2.5;

(b)           the Borrower, the Administrative Agent and  each of the Banks shall have executed and delivered to the Borrower and the Administrative Agent a duly executed original of this Agreement;

(c)           EQR shall have executed and delivered to the Administrative Agent a duly executed original of the EQR Guaranty and each Down REIT Guarantor shall have executed and delivered to the Administrative Agent a duly executed original of a Down REIT Guaranty;

(d)           the Administrative Agent shall have received an opinion of DLA Piper Rudnick Gray Cary US LLP, counsel for the Borrower, acceptable to the Administrative Agent, the Banks and their counsel;

(e)           intentionally omitted.

(f)            the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower and EQR, the authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the agreement of limited partnership of the Borrower, as well as the certificate of limited partnership of the Borrower, both as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of the Borrower as of a date not more than ten (10) days prior to the Closing Date, together with a certificate of existence as to the Borrower from the Secretary of State (or the equivalent thereof) of Illinois, to be dated not more than thirty (30) days prior to the Closing Date, as well as the declaration of trust of EQR, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of EQR as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate as to EQR from the Secretary of State (or the equivalent thereof) of Maryland, to be dated not more than thirty (30) days prior to the Closing Date;

(g)           the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 3.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its sole discretion;

(h)           the Borrower, EQR and each Down REIT Guarantor shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents to be executed by Borrower, EQR and each Down REIT Guarantor, as the case may be, and the performance thereof by the Borrower EQR and each Down REIT Guarantor;

(i)            the Administrative Agent shall be satisfied that neither the Borrower, EQR nor any Consolidated Subsidiary is subject to any present or contingent environmental liability which could have a Material Adverse Effect;

(j)            the Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to Section 2.8 hereof on or before the Closing Date, and the fees and expenses accrued through the

Closing Date of Skadden, Arps, Slate, Meagher & Flom LLP shall have been paid directly to such firm, if required by such firm and if such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for the Borrower to approve and process the same;

(k)           the Administrative Agent shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, EQR and the applicable Consolidated Subsidiaries, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(l)            the Administrative Agent shall have received  (or Borrower shall have made publicly available) the audited financial statements of the Borrower and its Consolidated Subsidiaries and of EQR for the fiscal year ended December 31, 2005; and

(m)          no Event of Default shall have occurred.

SECTION 3.2         Borrowings. The obligation of any Bank to make a Loan or the obligation of the Swingline Lender to make a Swingline Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)           receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2 or a Notice of Money Market Borrowing as required by Section 2.3;

(b)           immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

(c)           immediately before and after such Borrowing, no Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

(d)           the representations and warranties contained in this Agreement and the other Loan Documents (other than representations and warranties which expressly speak as of a different date and other than the representation and warranty set forth in Section 4.4(c)(i)) shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such;

(e)           no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending, which does or seeks to enjoin, prohibit or restrain, the making or repayment of the Loans or the consummation of the transactions contemplated by this Agreement and the other Loan Documents; and

(f)            with respect to the initial Borrowing hereunder only, no event, act or condition shall have occurred after the date of the most recent financial statements of Borrower which, in the reasonable judgment of the Administrative Agent, or the Required Banks, as the case may be, has had or is likely to have a Material Adverse Effect.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c), (d), (e), and (f) (with respect to the initial Borrowing hereunder only, and only to the extent that Borrower is or should have been aware of any Material Adverse Effect) of this Section, except as otherwise disclosed in writing by Borrower to the Banks. Notwithstanding anything to the contrary, no Borrowing shall be permitted if such Borrowing would cause Borrower to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other Loan Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and each of the Banks which is or may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

SECTION 4.1         Existence and Power. The Borrower is a limited partnership, duly formed and validly existing as a limited partnership under the laws of the

State of Illinois and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect. EQR is a real estate investment trust, duly formed, validly existing and in good standing as a real estate investment trust under the laws of the State of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

SECTION 4.2         Power and Authority. The Borrower has the partnership power and authority to execute, deliver and carry out the terms and provisions of, and to consummate the transactions contemplated by, each of the Loan Documents to which it is a party and has taken all necessary partnership action, if any, to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of, and the consummation of the transactions contemplated by, such Loan Documents. The Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. EQR has the power and authority to execute, deliver and carry out the terms and provisions, and the consummation of the transactions contemplated by, each of the Loan Documents on behalf of the Borrower to which the Borrower is a party and has taken all necessary action to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of such Loan Documents.

SECTION 4.3         No Violation. Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject, or (iii) will cause a material default by the Borrower under any organizational document of any Person in which the Borrower has an interest, or cause a material default under the Borrower’s agreement or certificate of limited partnership, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

SECTION 4.4         Financial Information.

(a)           The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, dated as of December 31, 2005, and the related consolidated statements of Borrower’s financial position for the fiscal year then ended, reported on by Ernst & Young LLP, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)           The consolidated balance sheet of EQR, dated as of December 31, 2005, and the related consolidated statements of EQR’s financial position for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the EQR 2005 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of EQR and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(c)           Since March 31, 2006, (i) except as may have been disclosed in writing to the Banks, nothing has occurred prior to the Closing Date having a Material Adverse Effect, and (ii) except as previously disclosed to the Banks, neither the Borrower nor EQR has incurred any material indebtedness or guaranty on or before the Closing Date.

SECTION 4.5         Litigation. Except as previously disclosed by the Borrower in writing to the Banks prior to the date hereof, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, nor, to the knowledge of the Borrower, any investigation of, (i) the Borrower, EQR or any of their Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually or in the aggregate, have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of this Agreement or the other Loan Documents.

SECTION 4.6         Compliance with ERISA. The transactions contemplated by the Loan Documents will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Administrative Agent or the Banks to any tax or penalty for prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

SECTION 4.7         Environmental Matters. The Borrower and EQR each conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower, EQR and Consolidated Subsidiaries of either or both when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower and EQR each has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

SECTION 4.8         Taxes. United States Federal income tax returns of the Borrower, EQR and their Consolidated Subsidiaries have been prepared and filed through the fiscal year ended December 31, 2004. The Borrower, EQR and their Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower, EQR or any Consolidated Subsidiary, except such taxes, if any, as are reserved against in accordance with GAAP, such taxes as are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower, EQR and their Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

SECTION 4.9         Full Disclosure. All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with or pursuant to this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Administrative Agent, in writing any and all facts existing on the Closing Date which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect.

SECTION 4.10       Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Borrower will be Solvent.

SECTION 4.11       Use of Proceeds; Margin Regulations. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions hereof. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in any manner that might violate the provisions of Regulations T, U or X of the Federal Reserve Board. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

SECTION 4.12       Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect.

SECTION 4.13       Investment Company Act; Public Utility Holding Company Act. Neither the Borrower, EQR nor any Consolidated Subsidiary is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (y) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended, or (z) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money or otherwise obtain extensions of credit.

SECTION 4.14       Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of the Borrower is Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606.

SECTION 4.15       REIT Status. For the fiscal year ended December 31, 2005, EQR qualified and EQR intends to continue to qualify as a real estate investment trust under the Code.

SECTION 4.16       No Default. No Event of Default or, to the best of the Borrower’s knowledge, Default exists and the Borrower is not in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

SECTION 4.17       Compliance With Law. To the Borrower’s knowledge, the Borrower and each of the Real Property Assets are in compliance with all laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely to have a Material Adverse Effect.

SECTION 4.18       Organizational Documents. The documents delivered pursuant to Section 3.1(f) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of the Borrower and EQR.  The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies, as of the Closing Date, of each of the documents set forth in this Section 4.18, except for exhibits to the Borrower’s partnership agreement identifying the current list of partners which, with the permission of the Banks, have been omitted therefrom.

SECTION 4.19       Qualifying Unencumbered Properties. As of March 31, 2006, each Property listed on Exhibit F as a Qualifying Unencumbered Property (i) is Raw Land, a Property with Development Activity or an operating multifamily residential property owned or ground leased (directly or beneficially) by Borrower, EQR, or a Consolidated Subsidiary or Investment Affiliate of either or both, (ii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower or EQR subject) to a Lien which secures Indebtedness of any Person, other than Permitted Liens, (iii) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower or EQR subject) to any Negative Pledges, and (iv) is not owned by a Subsidiary of the Borrower or EQR (other than the Borrower) that has any outstanding Unsecured Debt (other than those items of Indebtedness set forth in clauses (d) or (e) of the definition of Indebtedness, or any Contingent Obligation other than guarantees for borrowed money). All of the information set forth on Exhibit F is true and correct in all material respects.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligations remain unpaid:

SECTION 5.1         Information. The Borrower will deliver to each of the Banks:

(a)           as soon as available and in any event within five (5) Domestic Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 125 days after the end of each fiscal year of the Borrower) a consolidated balance sheet of the Borrower, EQR and their Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of Borrower’s and EQR’s operations and consolidated statements of Borrower’s and EQR’s cash flow for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission on Borrower’s and EQR’s Form 10K and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b)           as soon as available and in any event within five (5) Domestic Business Days after the same is filed with the Securities and Exchange Commission (but in no event later than 80 days after the end of each of the first three quarters of each fiscal year of the Borrower and EQR), (i) a consolidated balance sheet of the Borrower, EQR and their Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of Borrower’s and EQR’s operations and consolidated statements of Borrower’s and EQR’s cash flow for such quarter and for the portion of the Borrower’s or EQR’s fiscal year ended at the end of such quarter, all reported on in the form provided to the Securities and Exchange Commission on Borrower’s and EQR’s Form 10Q, and (ii) and such other information reasonably requested by the Administrative Agent or any Bank;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer, the chief accounting officer or treasurer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.8 on the date of such financial statements; (ii) certifying (x) that such financial statements fairly present in all material respects the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, with respect to the Borrower subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Domestic Business Days prior to the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Sections 5.8 and 5.9 at or as of the date of said financial statements, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 6.1 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and the action the Borrower proposes to take in respect thereof. Such certificate shall set forth the calculations required to establish the matters described in clauses (1) and (2) above;

(d)           (i) within five (5) Domestic Business Days after any officer of the Borrower obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of the chief financial officer, the chief accounting officer, treasurer, controller, or other executive officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Domestic Business Days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or the Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

(e)           promptly upon the mailing thereof to the shareholders of EQR generally, copies of all financial statements, reports and proxy statements so mailed;

(f)            promptly upon the filing thereof and to the extent that the same are not publicly available, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) (other than the exhibits thereto, which exhibits will be provided upon request therefor by any Bank) which EQR shall have filed with the Securities and Exchange Commission;

(g)           Promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and in the case of clauses (i) through (vii) above, which event could result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(h)           promptly and in any event within ten (10) days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition, and the Borrower’s or, if the Borrower has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto:  (i) the receipt by the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the Borrower shall obtain actual knowledge that there exists any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect or (iii) the Borrower obtains actual knowledge of any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;

(i)            promptly and in any event within five (5) Domestic Business Days after receipt of any material notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence; and

(j)            from time to time such additional information regarding the financial position or business of the Borrower, EQR and their Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request in writing.

SECTION 5.2         Payment of Obligations. Each of the Borrower, EQR and their Consolidated Subsidiaries will pay and discharge, at or before maturity, all its respective material obligations and liabilities including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

SECTION 5.3         Maintenance of Property; Insurance; Leases.

(a)           The Borrower and/or EQR will keep, and will cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation the Real Property Assets (for so long as it constitutes Real Property Assets), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.

(b)           The Borrower and/or EQR shall maintain, or cause to be maintained, insurance with such insurers, on such properties, in such amounts and against such risks (excluding terrorist insurance and mold insurance) as is consistent with insurance maintained by businesses of comparable type and size in the industry, and furnish the Administrative Agent satisfactory evidence thereof promptly upon Administrative Agent’s reasonable request.

SECTION 5.4         Conduct of Business and Maintenance of Existence. The Borrower and EQR will continue to engage in business of the same general type as now conducted by the Borrower and EQR, and each will preserve, renew and keep in full force and effect, its partnership and trust existence and its respective rights, privileges and franchises necessary for the normal conduct of business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.

SECTION 5.5         Compliance with Laws. The Borrower and EQR will and will cause their Subsidiaries to comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to the Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose Administrative Agent or the Banks to any material liability therefor.

SECTION 5.6         Inspection of Property, Books and Records. Each of the Borrower and EQR will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and will permit representatives of any Bank at such Bank’s expense to visit and inspect any of its properties, including without limitation the Real Property Assets, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired. Administrative Agent shall coordinate any such visit or inspection to arrange for review by any Bank requesting any such visit or inspection.

SECTION 5.7         Intentionally Omitted.

SECTION 5.8         Financial Covenants.

(a)           Indebtedness to Gross Asset Value. Borrower shall not permit the ratio of Indebtedness of Borrower and EQR (excluding Indebtedness of Consolidated Subsidiaries or Investment Affiliates), and Borrower’s Share of Indebtedness of all Consolidated Subsidiaries and Investment Affiliates to Gross Asset Value of Borrower and EQR to exceed 0.60:1 at any time.

(b)           Secured Debt to Gross Asset Value. Borrower shall not permit the ratio of Secured Debt of Borrower and EQR (excluding Indebtedness of Consolidated Subsidiaries or Investment Affiliates), and Borrower’s Share of Secured Debt of all  Consolidated Subsidiaries and Investment Affiliates to Gross Asset Value of Borrower and EQR to exceed 0.40:1 at any time.

(c)           Consolidated EBITDA to Fixed Charges Ratio. Borrower shall not permit the ratio of Consolidated EBITDA for the then most recently completed twelve (12) month period to Fixed Charges for the then most recently completed twelve (12) month period to be less than 1.50:1.

(d)           Unencumbered Pool. Borrower shall not permit the ratio of the Unencumbered Asset Value to outstanding Unsecured Debt to be less than 1.50:1 at any time.

(e)           Permitted Holdings. Borrower’s and EQR’s primary business will be the ownership, operation and development of multifamily residential property (including conversions to condominiums) and any other business activities of Borrower, EQR and Subsidiaries of either or both will remain incidental thereto. Notwithstanding the foregoing, Borrower, EQR and Subsidiaries of either or both may acquire or maintain Permitted Holdings if and so long as the aggregate value of Permitted Holdings, whether held directly or indirectly (but without duplication) by Borrower, EQR and/or their Subsidiaries, does not exceed, at any time, thirty percent (30%) of Gross Asset Value of Borrower and EQR as a whole.

(f)            Calculation. Each of the foregoing ratios and financial requirements shall be calculated as of the last day of each Fiscal Quarter.

SECTION 5.9         Restriction on Fundamental Changes.

(a)           Neither the Borrower nor EQR shall enter into any merger or consolidation, unless (i) either (x) the Borrower or EQR is the surviving entity, or (y) the individuals constituting EQR’s Board of Trustees immediately prior to such merger or consolidation represent a majority of the surviving entity’s Board of Directors or Board of Trustees after such merger or consolidation, and (ii) the entity which is merged with Borrower or EQR is predominantly in the commercial real estate business.

(b)           The Borrower shall not amend its agreement of limited partnership or other organizational documents in any manner that would have a Material Adverse Effect without the Administrative Agent’s consent, which shall not be unreasonably withheld. EQR shall not amend its declaration of trust, by-laws, or other organizational documents in any manner that would have a Material Adverse Effect without the Administrative Agent’s consent, which shall not be unreasonably withheld.

(c)           The Borrower shall deliver to Administrative Agent copies of all amendments to its agreement of limited partnership or to EQR’s declaration of trust, by-laws, or other organizational documents simultaneously with the first delivery of financial statements referred to in Sections 5.1(a) or (b) above following the effective date of any such amendment.

SECTION 5.10       Changes in Business. Except for Permitted Holdings, neither the Borrower nor EQR shall enter into any business which is substantially different from that conducted by the Borrower or EQR on the Closing Date after giving effect to the transactions contemplated by the Loan Documents. The Borrower shall carry on its business operations through the Borrower and its Subsidiaries and Investment Affiliates.

SECTION 5.11       Margin Stock. None of the proceeds of any Loan will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock in any manner that might violate the provisions of Regulations T, U or X of the Federal Reserve Board.

SECTION 5.12       Intentionally Omitted.

SECTION 5.13       EQR Status.

(a)           Status. EQR shall at all times (i) remain a publicly traded company listed on the New York Stock Exchange or another national stock exchange located in the United States and (ii) maintain its status as a self-directed and self-administered real estate investment trust under the Code.

(b)           Indebtedness. EQR shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(1)                                  the Obligations; and

(2)           Indebtedness which, after giving effect thereto, may be incurred or may remain outstanding without giving rise to an Event of Default or Default.

(c)           Disposal of Partnership Interests. EQR will not directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its partnership interests in Borrower, except for the reduction of EQR’s interest in the Borrower arising from Borrower’s issuance of partnership interests in the Borrower or the retirement of preference units by Borrower.

ARTICLE VI

DEFAULTS

SECTION 6.1         Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)           the Borrower shall fail to pay when due any principal of any Loan, or the Borrower shall fail to pay when due interest on any Loan or any fees or any other amount payable hereunder and the same shall continue for a period of five (5) days after the same becomes due;

(b)           the Borrower shall fail to observe or perform any covenant contained in Section 5.8, Section 5.9, Section 5.11 or Section 5.13;

(c)           the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b), (e), (f), (g), (h), (j), (n) or (o) of this Section 6.1) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent, or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days;

(d)           any representation, warranty, certification or statement made or deemed made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within thirty (30) days after written notice thereof from Administrative Agent to Borrower;

(e)           the Borrower, EQR, any Subsidiary or any Investment Affiliate shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amount exceeds $50,000,000 and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Debt; or the Borrower, EQR, any Subsidiary or any Investment Affiliate shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness;

(f)            the Borrower or EQR shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or admit in writing its inability to pay its debts as such debts become due, or shall take any action to authorize any of the foregoing;

(g)           an involuntary case or other proceeding shall be commenced against the Borrower or EQR seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the

Borrower or EQR under the federal bankruptcy laws as now or hereafter in effect;

(h)           one or more final, non-appealable judgments or decrees (or one or more judgments which is/are not stayed pending appeal) in an aggregate amount of Fifty Million Dollars ($50,000,000) or more shall be entered by a court or courts of competent jurisdiction against the Borrower, EQR or any of their respective Consolidated Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;

(i)            there shall be a change in the majority of the Board of Directors or Board of Trustees of EQR during any twelve (12) month period, excluding any change in directors or trustees resulting from (w) the retirement of any director or trustee as a result of compliance with any written policy of EQR requiring retirement from the Board upon reaching the age specified in such policy, (x) the death or disability of any director or trustee, or (y) satisfaction of any requirement for the majority of the members of the board of directors or trustees of EQR to qualify under applicable law as independent directors or trustees or (z) the replacement of any director or trustee who is an officer or employee of EQR or an affiliate of EQR with any other officer or employee of EQR or an affiliate of EQR;

(j)            any Person (including affiliates of such Person) or “group” (as such term is defined in applicable federal securities laws and regulations) shall acquire more than thirty percent (30%) of the common shares of EQR;

(k)           intentionally omitted;

(l)            any Termination Event with respect to a Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan and the insufficiency of any and all other Plans with respect to which such a Termination Event shall have occurred and be continuing (or, in the case of a Multiemployer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall have occurred and be continuing, the liability of the Borrower) is equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;

(m)          any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $20,000,000 and which the Administrative Agent reasonably determines will have a Material Adverse Effect;

(n)           at any time, for any reason the Borrower or EQR seeks to repudiate its obligations under any Loan Document; or

(o)           a default beyond any applicable notice or grace period under any of the other Loan Documents.

SECTION 6.2         Rights and Remedies.

(a)           Upon the occurrence of any Event of Default described in Sections 6.1(f) or (g), the Commitments and the Swingline Commitment shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, subject to the provisions of Section 6.2(b), the Administrative Agent may (and upon the demand of the Required Banks shall), by written notice to the Borrower, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the Banks at law or equity or under any of the other Loan Documents, declare the Commitments terminated and the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise as provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower.

(b)           Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by the Administrative Agent on behalf of the Administrative Agent and/or the Banks. The Administrative Agent shall act at the direction of the Required Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents (including, without limitation, those set forth in Section 6.4 hereof) or, if the Required Banks are unable to reach agreement within thirty (30) days of commencement of discussions, then, from and after an Event of Default and the the end of such thirty (30) day period, the Administrative Agent may pursue such rights and remedies as it may determine if it shall reasonably determine that the same shall be in the best interests of the Banks, taken as a whole.

SECTION 6.3         Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(c) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Administrative Agent has received notice in writing from a Bank or Borrower or any court or governmental agency referring to this Agreement or the other Loan Documents, describing such event or condition. Should Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should Administrative Agent send Borrower a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Bank.

SECTION 6.4         Distribution of Proceeds after Default. Notwithstanding anything contained herein to the contrary, from and after an Event of Default, to the extent proceeds are received by Administrative Agent, such proceeds will be distributed to the Banks pro rata in accordance with the unpaid principal amount of the Loans.

ARTICLE VII

THE AGENTS

SECTION 7.1         Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers and discretion as are reasonably incidental thereto. Except as set forth in Sections 7.8 and 7.9 hereof, the provisions of this Article VII are solely for the benefit of Administrative Agent and the Banks, and Borrower shall not have any right to rely on or enforce any of the provisions of this Article VII. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

SECTION 7.2         Agency and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, EQR or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder, and the term “Bank” and “Banks” shall include JPMorgan Chase Bank, N.A. in its individual capacity.

SECTION 7.3         Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI. The duties of Administrative Agent shall be administrative in nature. Subject to the provisions of Sections 7.1, 7.5 and 7.6, Administrative Agent shall administer the Loans in the same manner as it administers its own loans.

SECTION 7.4         Consultation with Experts. As between Administrative Agent and the Banks, the Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.5         Liability of Administrative Agent. As between Administrative Agent and the Banks, neither the Administrative Agent nor any of its affiliates nor any of its directors, officers, agents or employees, shall be liable for any action taken or not taken by any of them in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or wilful misconduct. As between Administrative Agent and the Banks, neither the Administrative Agent nor any of its directors, officers, agents or employees, shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower, except with respect to payment of principal and interest; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between Administrative Agent and the Banks, the Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.6         Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent and its affiliates and directors,

officers, agents and employees (to the extent not reimbursed by the Borrower), against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or wilful misconduct) that such indemnitee may suffer or incur in connection with its duties as Administrative Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder as Administrative Agent. In the event that the Administrative Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this Section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, the Administrative Agent shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank. The Administrative Agent shall reimburse such Banks so entitled to reimbursement within two (2) Domestic Business Days after its receipt of such funds from the Borrower or such other party liable therefor.

SECTION 7.7         Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.8         Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall, provided no Event of Default has occurred and is then continuing, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Banks and (if required) approved by the Borrower, or, if so appointed, shall not have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be the Administrative Agent who shall act until the Required Banks shall appoint a successor Administrative Agent. In any event, the retiring Administrative Agent shall continue to act as Administrative Agent until such time as a successor Administrative Agent shall have been so appointed by the Required Banks, approved by Borrower (if required), and assumed its duties hereunder. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent  shall be discharged from its duties and obligations hereunder. The rights and duties of the Administrative Agent to be vested in any successor Administrative Agent shall include, without limitation, the rights and duties as Swingline Lender. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent. For gross negligence or willful misconduct, as determined by the Required Banks (excluding for such determination the Bank serving as Administrative Agent), the Administrative Agent may be removed at any time by giving at least thirty (30) Domestic Business Days prior written notice to the Administrative Agent and Borrower. Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent in accordance with the provisions of this Section 7.8.

SECTION 7.9         Consents and Approvals. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof and (v) shall include, in boldface type, a statement that if any Bank does not respond to such request within ten

(10) Domestic Business Days and provide a written explanation of the reasons behind any objection, such Lender shall be deemed to have approved of or consented to, as applicable, the recommendation or determination of the Administrative Agent described in such request. Each Bank shall reply promptly, but in any event within ten (10) Domestic Business Days after receipt of the request therefor from Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent within the Bank Reply Period, such Bank shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Banks or all the Banks, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent shall follow the course of action or determination of the Required Banks (and each non-responding Bank shall be deemed to have concurred with such recommended course of action) or all the Banks, as the case may be.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.1         Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing or Money Market LIBOR Loan:

(a)           the Administrative Agent determines in good faith that deposits in dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b)           Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Euro-Dollar Rate, as determined by the Administrative Agent will not adequately and fairly reflect the cost to each such Bank of funding its Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of (i) any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing, or (ii) any Money Market LIBOR Borrowing for which a Notice of Money Market Borrowing has previously been given, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day. For purposes of Section 8.1(b), in determining whether the Euro-Dollar Rate, as determined by Administrative Agent, will not adequately and fairly reflect the cost to any Bank of funding its Euro-Dollar Loans for such Interest Period, such determination will be based solely on the ability of such Bank to obtain matching funds in the London interbank market at a reasonably equivalent rate.

SECTION 8.2         Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank in case of the event described above to make Euro-Dollar Loans, shall be suspended. With respect to Euro-Dollar Loans, before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall be deemed to have delivered a Notice of Interest Rate Election and such Euro-Dollar Loan shall be converted as of such date to a Base Rate Loan (without payment of any amounts that Borrower would otherwise be obligated to pay pursuant to Section 2.13 hereof with respect to Loans converted pursuant to this Section 8.2) in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

If, at any time, it shall be unlawful for any Bank to make, maintain or fund its Euro-Dollar Loans, the Borrower shall have the right, upon five (5) Domestic Business Day’s notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and all amounts due such Bank hereunder (including, without limitation, interest, Facility Fees, Unused Fees and all amounts payable pursuant to Section 2.13), and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest thereon, Facility Fees  and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.13), upon which event, such Bank’s Commitments shall be deemed to be cancelled pursuant to Section 2.11(e). Any Bank subject to this paragraph shall retain the benefits of Sections 2.16(f), 2.16(g), 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

SECTION 8.3         Increased Cost and Reduced Return.

(a)           If, on or after (x) the date hereof in the case of Committed Loans made pursuant to Section 2.1, or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board (but excluding with respect to any Euro-Dollar Loan any such requirement to the extent reflected in an applicable Euro-Dollar Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Closing Date affecting such Bank’s Euro-Dollar Loans, its Note, or its obligation to make Euro-Dollar Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect to such Euro-Dollar Loans, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Euro-Dollar Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(b)           If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank any request or directive regarding capital adequacy (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive

(taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(c)           Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall fail to notify Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to the date upon which such Bank actually notified Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d)           If at any time, any Bank shall be owed amounts pursuant to this Section 8.3, the Borrower shall have the right, upon five (5) Domestic Business Day’s notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and all amounts due such Bank hereunder (including, without limitation, interest, Facility Fees and all amounts payable pursuant to Section 2.13 and this Section 8.3), and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest thereon, Facility Fees and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.13 and this Section 8.3), upon which event, such Bank’s Commitment shall be deemed to be cancelled pursuant to Section 2.11(e). Any Bank subject to this Section 8.3(d) shall retain the benefits of Sections 2.16(f), 2.16(g), 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

SECTION 8.4         Taxes.

(a)           Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or Administrative Agent and such other jurisdiction or by the United States (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If the Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(c)           The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank or the Administrative Agent (as the case may be) and, so long as such Bank or Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor.

(d)           Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, shall provide the Borrower with an Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, and shall provide Borrower with two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, certifying (i) in the case of a Form 1001, that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, and (ii) in the case of being under Sections 1442(c)(1) and 1442(a) of the Code, that it is entitled to an exemption from United States backup withholding tax. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Non-Excluded Taxes” as defined in Section 8.4(a).

(e)           For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(c) with respect to Non-Excluded Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes so long as Borrower shall incur no cost or liability as a result thereof.

(f)            If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

(g)           If, at any time, any Bank shall be owed amounts pursuant to this Section 8.4, the Borrower shall have the right, upon five (5) Domestic Business Day’s notice to the Administrative Agent to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and all amounts due such Bank hereunder (including, without limitation, interest, Facility Fees, Unused Fees and all amounts payable pursuant to Section 2.13 and this Section 8.4), and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest thereon, Facility Fees, Unused Fees and all other amounts due such Bank hereunder (including, without limitation, amounts payable pursuant to Section 2.13 and this Section 8.4), upon which event, such Bank’s Commitment shall be deemed to be cancelled pursuant to Section 2.11(c). Any Bank subject to this Section 8.4(d) shall retain the benefits of Sections

2.16(f), 2.16(g), 8.3, 8.4 and 9.3 for the period prior to such purchase or cancellation.

SECTION 8.5         Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a)           Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Euro-Dollar Loans and thereafter all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

(b)           after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead, and

(c)           Borrower will not be required to make any payment which would otherwise be required by Section 2.13 with respect to such Euro-Dollar Loans converted to Base Rate Loans pursuant to clause (a) above.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party:  (x) in the case of the Borrower or the Administrative Agent, at its address, or facsimile number set forth on the signature pages hereof with a duplicate copy thereof, in the case of the Borrower, to the Borrower, at Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: General Counsel, and to DLA Piper Rudnick Gray Cary US LLP, 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601, Attn: James M. Phipps, Esq., (y) in the case of any Bank, at its address, or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower and, if such party is the Borrower or the Administrative Agent, the Banks. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received. The Administrative Agent shall promptly notify the Banks of any change in the address of the Borrower or the Administrative Agent.

SECTION 9.2         No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.3         Expenses; Indemnification.

(a)           The Borrower shall pay within thirty (30) days after written notice from the Administrative Agent, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including reasonable fees and disbursements of special counsel Skadden, Arps, Slate, Meagher & Flom LLP), in connection with the preparation of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or Event of Default or alleged Default or Event of Default, (ii) all reasonable fees and disbursements of special counsel Skadden, Arps, Slate, Meagher & Flom LLP in connection with the syndication of the Loans and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank (the Administrative Agent shall promptly submit any expenses of any of the Banks to Borrower for reimbursement), including fees and disbursements of counsel for the Administrative Agent and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, however, that the attorneys’ fees and disbursements for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative fees and disbursements of (A) counsel for Administrative Agent, and (B) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable non-duplicative costs and expenses of Administrative Agent. For purposes of this Section 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent, and (2) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing Administrative Agent).

(b)           The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower, EQR or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower, EQR or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of Borrower or any Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement, (b) incurred solely by reason of the gross negligence, wilful misconduct, bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction, (c) violations of Environmental Laws relating to a Property which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) any liability of such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of Administrative Agent or any Bank shall be solely in his or her respective capacity as such director, officer, agent or employee. The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations.

SECTION 9.4         Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of the Administrative Agent, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in

Obligations purchased by such Bank. Each Bank agrees that if it shall by exercising any right of set-off or counterclaim or otherwise (except pursuant to Sections 8.2, 8.3, 8.4 or 9.6), receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.

SECTION 9.5         Amendments and Waivers. Any provision of this Agreement or the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent or the Swingline Lender in its capacity as Administrative Agent or Swingline Lender, as applicable, are affected thereby, by the Administrative Agent or Swingline Lender, as applicable); provided that no such amendment or waiver with respect to this Agreement, the Notes or any other Loan Documents shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any

Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) release the EQR Guaranty or, except as provided below,  any Down REIT Guaranty, (vi) modify the definition of “Required Banks”, or (vii) modify the provisions of this Section 9.5. At such time as the Borrower shall sell its interest in any Down REIT Guarantor to an unaffiliated third party in an arms-length transaction, the Down REIT Guaranty of such Down REIT Guarantor shall be deemed to have terminated and released, and the Banks hereby authorize the Administrative Agent to enter into an agreement, confirming the termination and release of such Down REIT Guaranty, at the Borrower’s sole cost and expense.

SECTION 9.6         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and any Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.

(b)           Any Bank may at any time grant (i) from and after December 15, 2006 and prior to the occurrence of an Event of Default, to an existing Bank or one or more banks, finance companies, insurance companies or other financial institutions in minimum amounts of not less than $5,000,000 (or any lesser amount in the case of participations to an existing Bank or in the case of participations with respect to Money Market Loans only) (it being understood that no Bank may hold Commitments of which less than $10,000,000 in the aggregate is for its own account, unless its Commitments shall have been reduced to zero) and (ii) after the occurrence and during the continuance of an Event of Default, to any Person in any amount (in each case, a “Participant”), participating interests in its Commitment or any or all of its Loans, with (and subject to) the consent of, provided that no Event of Default shall have occurred and be continuing, the Borrower (other than with respect to

Money Market Loans), which consent shall not be unreasonably withheld or delayed. The Administrative Agent shall be notified by any such Bank of any such participation prior to the same becoming effective. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of, and subject to the restrictions with respect to, a participating interest granted in accordance with this subsection (b).

(c)           Any Bank may at any time assign to (i) from and after December 15, 2006 and prior to the occurrence of an Event of Default, (A) an existing Bank, (B) one or more banks, finance companies, insurance or other financial institutions which (1) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than Baa-1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent and (2) has total assets in excess of Ten Billion Dollars ($10,000,000,000), or (C) with the prior consent and approval of the Administrative Agent and Borrower, a wholly-owned affiliate of such transferor Bank if such transferor Bank then meets the requirements of clause (i)(B) or, if such transferor Bank’s parent then meets the requirements of clause (i)(B), a wholly-owned affiliate of such parent, in each case in minimum amounts of not less than Ten Million Dollars ($10,000,000) and integral multiples of One Million Dollars ($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank) (it being understood that no Bank may hold Commitments of less than $10,000,000 in the aggregate, unless its Commitments shall have been reduced to zero) and (ii) after the occurrence and during the continuance of an Event of Default, to any Person in any amount (in each case, an “Assignee”), all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit “E” hereto executed by such Assignee and such transferor Bank, with (and subject to) the consent of the Administrative Agent and, provided that no Event of Default shall have occurred and be continuing, the Borrower, which consent shall not be unreasonably withheld or delayed; provided that if an Assignee is an affiliate of such transferor Bank which meets the requirements of clause (i)(B) above or was a Bank immediately prior to such assignment, no such consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500 provided that such fee shall be paid by the Assignee if such assignment is required by Section 8.2, 8.3 or 8.4. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4.

Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default.

(d)           Any Bank (each, a “Designating Lender”) may at any time designate one Designated Lender to fund Money Market Loans on behalf of such Designating Lender subject to the terms of this Section 9.6(d) and the provisions in Sections 9.6(b) and (c) shall not apply to such designation. No Bank may designate more than one (1) Designated Lender at any one time. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) the Borrower shall execute and deliver to the Designating Lender a Designated Lender Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right (subject to the provisions of Section 2.3(b)) to make Money Market Loans on behalf of its Designating Lender pursuant to Section 2.3 after the Borrower has accepted a Money Market Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Banks for each and every obligation of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 7.6 hereof and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the administrative agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding upon the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender or otherwise in accordance with the provisions of Sections 9.6 (b) and (c).

(e)           Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(f)            No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 9.7         Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.8         Governing Law; Submission to Jurisdiction.

(a)           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b)           Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth below. The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

SECTION 9.9         Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic or other written confirmation from such party of execution of a counterpart hereof by such party).

SECTION 9.10       WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY

LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.11       Survival. All indemnities set forth herein (including, without limitation, Sections 2.16(g), 8.4 and 9.3) shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Obligations.

SECTION 9.12       Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.

SECTION 9.13       Limitation of Liability. No claim may be made by the Borrower or any other Person acting by or through Borrower against the Administrative Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 9.14       Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Borrower and to EQR pursuant to the EQR Guaranty and to any Down REIT Guarantor pursuant to any Down REIT Guaranty. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of the Borrower or any officer, director, shareholder or employee of EQR except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee.

SECTION 9.15       Confidentiality. The Administrative Agent and each Bank shall use reasonable efforts to assure that information about Borrower, EQR and its Subsidiaries and Investment Affiliates, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to Administrative Agent or any Bank pursuant to the provisions hereof or any other Loan Document is used only for the purposes of this Agreement and shall not be divulged to any Person other than the Administrative Agent, the Banks, and their affiliates and respective officers, directors, employees and agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan, this Agreement, the Loan Documents and the extension of credit hereunder, except:  (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights and exercise of any remedies of the Administrative Agent and the Banks hereunder and under the other Loan Documents, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 9.6 hereof, who have agreed in writing to be bound by a confidentiality agreement substantially equivalent to the terms of this Section 9.15, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Administrative Agent or any Bank or by any applicable law, rule, regulation or judicial process.

SECTION 9.16       Bank’s Failure to Fund.

(a)           Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of Section 2.4 or Section 2.16(e), and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, in accordance with the provisions of Section 2.4(c) or Section 2.16(e). If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement as of the date of such Borrowing. Nothing contained in this Section or Sections 2.4(c) or 2.16(e) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of Borrower with respect to any defaulting Bank or Administrative Agent. The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Sections 2.4(b) or 2.16(e)

shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof.

(b)           If a Bank does not remit to Administrative Agent such Bank’s Pro Rata Share of a Loan in accordance herewith, then neither Administrative Agent nor the other Banks shall be required or obligated to fund such Bank’s Pro Rata Share of such Loan.

(c)           As used herein, the following terms shall have the meanings set forth below:

(i)                    “Defaulting Bank” shall mean any Bank which (x) does not remit to the Administrative Agent such Bank’s Pro Rata Share of a Loan in accordance herewith for a period of five (5) Domestic Business Days after notice of such failure from Administrative Agent, (y) shall otherwise fail to perform such Bank’s obligations under the Loan Documents for a period of five (5) Domestic Business Days after notice of such failure from Administrative Agent, or (z) shall fail to pay the Administrative Agent or any other Bank, as the case may be, upon demand, such Bank’s Pro Rata Share of any costs, expenses or disbursements incurred or made by the Administrative Agent and payable by such Bank pursuant to the terms of the Loan Documents for a period of five (5) Domestic Business Days after notice of such failure from Administrative Agent, and in all cases, such failure is not as a result of a good faith dispute as to whether such advance is properly required to be made pursuant to the provisions of this Agreement, or as to whether such other performance or payment is properly required pursuant to the provisions of this Agreement.

(ii)                   “Junior Creditor”  means any Defaulting Bank which has not (x) fully cured each and every default on its part under the Loan Documents and (y) unconditionally tendered to the Administrative Agent such Defaulting Bank’s Pro Rata Share of all costs, expenses and disbursements required to be paid or reimbursed pursuant to the terms of the Loan Documents.

(iii)                  “Payment in Full” means, as of any date, the receipt by the Banks who are not Junior Creditors of an amount of cash, in lawful currency of the United States, sufficient to indefeasibly pay in full all Senior Debt.

(iv)                  “Senior Debt” means (x) collectively, any and all indebtedness, obligations and liabilities of the

Borrower to the Banks who are not Junior Creditors, or any of them, from time to time, whether fixed or contingent, direct or indirect, joint or several, due or not due, liquidated or unliquidated, determined or undetermined, arising by contract, operation of law or otherwise, whether on open account or evidenced by one or more instruments, and whether for principal, premium, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in Section 6.1(f) or (g)), reimbursement for fees, indemnities, costs, expenses or otherwise, which arise under, in connection with or in respect of the Loans or the Loan Documents, and (y) any and all deferrals, renewals, extensions and refundings of, or amendments, restatements, rearrangements, modifications or supplements to, any such indebtedness, obligation or liability.

(v)                   “Subordinated Debt”  means (x) any and all indebtedness, obligations and liabilities of Borrower to one or more Junior Creditors from time to time, whether fixed or contingent, direct or indirect, joint or several, due or not due, liquidated or unliquidated, determined or undetermined, arising by contract, operation of law or otherwise, whether on open account or evidenced by one or more instruments, and whether for principal, premium, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in Section 6.1(f) or (g)), reimbursement for fees, indemnities, costs, expenses or otherwise, which arise under, in connection with or in respect of the Loans or the Loan Documents, and (y) any and all deferrals, renewals, extensions and refundings of, or amendments, restatements, rearrangements, modifications or supplements to, any such indebtedness, obligation or liability.

(d)           Immediately upon a Bank’s becoming a Junior Creditor, no Junior Creditor shall, prior to Payment in Full of all Senior Debt:

(i)            accelerate, demand payment of, sue upon, collect, or receive any payment upon, in any manner, or satisfy or otherwise discharge, any Subordinated Debt, whether for principal, interest or otherwise;

(ii)           take or enforce any Liens to secure Subordinated Debt or attach or levy upon any assets of Borrower to enforce any Subordinated Debt;

(iii)          enforce or apply any security for any Subordinated Debt; or

(iv)          incur any debt or liability, or the like, to, or receive any loan, return of capital, advance, gift or any other property from, the Borrower.

(e)           In the event of:

(i)                    any insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization, readjustment, composition or other similar proceeding relating to Borrower;

(ii)                   any liquidation, dissolution or other winding-up of the Borrower, voluntary or involuntary, whether or not involving insolvency, reorganization or bankruptcy proceedings;

(iii)                  any assignment by the Borrower for the benefit of creditors;

(iv)                  any sale or other transfer of all or substantially all assets of the Borrower; or

(v)                   any other marshaling of the assets of the Borrower;

each of the Banks shall first have received Payment in Full of all Senior Debt before any payment or distribution, whether in cash, securities or other property, shall be made in respect of or upon any Subordinated Debt. Any payment or distribution, whether in cash, securities or other property that would otherwise be payable or deliverable in respect of Subordinated Debt to any Junior Creditor but for this Agreement shall be paid or delivered directly to the Administrative Agent for distribution to the Banks in accordance with this Agreement until Payment in Full of all Senior Debt. If any Junior Creditor receives any such payment or distribution, it shall promptly pay over or deliver the same to the Administrative Agent for application in accordance with the preceding sentence.

(f)            Each Junior Creditor shall file in any bankruptcy or other proceeding of Borrower in which the filing of claims is required by law, all claims relating to Subordinated Debt that such Junior Creditor may have against Borrower and assign to the Banks who are not Junior

Creditors all rights of such Junior Creditor thereunder. If such Junior Creditor does not file any such claim prior to forty-five (45) days before the expiration of the time to file such claim, Administrative Agent, as attorney-in-fact for such Junior Creditor, is hereby irrevocably authorized to do so in the name of such Junior Creditor or, in Administrative Agent’s sole discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of such nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Administrative Agent shall, to the exclusion of each Junior Creditor, have the sole right, subject to Section 9.5 hereof, to accept or reject any plan proposed in any such proceeding and to take any other action that a party filing a claim is entitled to take. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to Administrative Agent the amount payable on such claim and, to the full extent necessary for that purpose, each Junior Creditor hereby transfers and assigns to the Administrative Agent all of the Junior Creditor’s rights to any such payments or distributions to which Junior Creditor would otherwise be entitled.

(g)           (i)  If any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by any Junior Creditor in contravention of any of the terms hereof, such payment or distribution or security shall be received for the benefit of, and shall promptly be paid over or delivered and transferred to, Administrative Agent for application to the payment of all Senior Debt, to the extent necessary to achieve Payment in Full. In the event of the failure of any Junior Creditor to endorse or assign any such payment, distribution or security, Administrative Agent is hereby irrevocably authorized to endorse or assign the same as attorney-in-fact for such Junior Creditor.

(ii)  Each Junior Creditor shall take such action (including, without limitation, the execution and filing of a financing statement with respect to this Agreement and the execution, verification, delivery and filing of proofs of claim, consents, assignments or other instructions that Administrative Agent may require from time to time in order to prove or realize upon any rights or claims pertaining to Subordinated Debt or to effectuate the full benefit of the subordination contained herein) as may, in Administrative Agent’s sole and absolute discretion, be necessary or desirable to assure the effectiveness of the subordination effected by this Agreement.

(h)           (i)  Each Bank that becomes a Junior Creditor understands and acknowledges by its execution hereof that each other Bank is entering into this Agreement and the other Loan Documents in reliance upon the absolute subordination in right of payment and in time of payment of Subordinated Debt to Senior Debt as set forth herein.

(ii)  Only upon the Payment in Full of all Senior Debt shall any Junior Creditor be subrogated to any remaining rights of the Banks which are not Defaulting Banks to receive payments or distributions of assets of the Borrower made on or applicable to any Senior Debt.

(iii)  Each Junior Creditor agrees that it will deliver all instruments or other writings evidencing any Subordinated Debt held by it to Administrative Agent, promptly after request therefor by the Administrative Agent.

(iv)  No Junior Creditor may at any time sell, assign or otherwise transfer any Subordinated Debt, or any portion thereof, including, without limitation, the granting of any Lien thereon, unless and until satisfaction of the requirements of Section 9.6 above and the proposed transferee shall have assumed in writing the obligation of the Junior Creditor to the Banks under this Agreement, in a form acceptable to the Administrative Agent.

(v)  If any of the Senior Debt should be invalidated, avoided or set aside, the subordination provided for herein nevertheless shall continue in full force and effect and, as between the Banks which are not Defaulting Banks and all Junior Creditors, shall be and be deemed to remain in full force and effect.

(vi)  Each Junior Creditor hereby irrevocably waives, in respect of Subordinated Debt, all rights (x) under Sections 361 through 365, 502(e) and 509 of the Bankruptcy Code (or any similar sections hereafter in effect under any other Federal or state laws or legal or equitable principles relating to bankruptcy, insolvency, reorganizations, liquidations or otherwise for the relief of debtors or protection of creditors), and (y) to seek or obtain conversion to a different type of proceeding or to seek or obtain dismissal of a proceeding, in each case in relation to a bankruptcy, reorganization, insolvency or other proceeding under similar laws with respect to the Borrower. Without limiting the generality of the foregoing, each Junior Creditor hereby specifically waives (A) the right to seek to give credit (secured or otherwise) to the Borrower in any way under Section 364 of the Bankruptcy Code unless the same is subordinated in all respects to Senior Debt in a manner acceptable to Administrative Agent in its sole and absolute discretion and (B) the right to receive any collateral security (including any “super priority” or equal or “priming” or replacement Lien) for any Subordinated Debt unless the Banks which are not Defaulting Banks have received a senior position acceptable to the Banks in their sole and absolute discretion to secure all Senior Debt (in the same collateral to the extent collateral is involved).

(i)                    (i)  In addition to and not in limitation of the subordination effected by this Section 9.16, the Administrative Agent and each of the Banks which are not Defaulting Banks may in their respective sole and absolute discretion also exercise any and all other rights and remedies available at law or in equity in respect of a Defaulting Bank; and

(ii)  The Administrative Agent shall give each of the Banks notice of the occurrence of a default under this Section 9.16 by a Defaulting Bank and if the Administrative Agent and/or one or more of the other Banks shall, at their option, fund any amounts required to be paid or advanced by a Defaulting Bank, the other Banks who have elected not to fund any portion of such amounts shall not be liable for any reimbursements to the Administrative Agent and/or to such other funding Banks.

(j)            Notwithstanding anything to the contrary contained or implied herein, a Defaulting Bank shall not be entitled to vote on any matter as to which a vote by the Banks is required hereunder, including, without limitation, any actions or consents on the part of the Administrative Agent as to which the approval or consent of all the Banks or the Required Banks is required under Article VIII, Section 9.5 or elsewhere, so long as such Bank is a Defaulting Bank; provided, however, that in the case of any vote requiring the unanimous consent of the Banks, if all the Banks other than the Defaulting Bank shall have voted in accordance with each other, then the Defaulting Bank shall be deemed to have voted in accordance with such Banks.

(k)           Each of the Administrative Agent and any one or more of the Banks which are not Defaulting Banks may, at their respective option, (i) advance to the Borrower such Bank’s Pro Rata Share of the Loans not advanced by a Defaulting Bank in accordance with the Loan Documents, or (ii) pay to the Administrative Agent such Bank’s Pro Rata Share of any costs, expenses or disbursements incurred or made by the Administrative Agent pursuant to the terms of this Agreement not theretofore paid by a Defaulting Bank. Immediately upon the making of any such advance by the Administrative Agent or any one of the Banks, such Bank’s Pro Rata Share and the Pro Rata Share of the Defaulting Bank shall be recalculated to reflect such advance. All payments, repayments and other disbursements of funds by the Administrative Agent to Banks shall thereupon and, at all times thereafter be made in accordance with such Bank’s recalculated Pro Rata Share unless and until a Defaulting Bank shall fully cure all defaults on the part of such Defaulting Bank under the Loan Documents or otherwise existing in respect of the Loans or this Agreement, at which time the Pro Rata Share of the Bank(s) which advanced sums on behalf of the Defaulting Bank and of the Defaulting Bank shall be restored to their original percentages.

SECTION 9.17       No Bankruptcy Proceedings. Each of the Borrower, the Banks and the Administrative Agent hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (ii) the Maturity Date.

SECTION 9.18       Down REIT Guaranties.

(a)           Notwithstanding any other provision hereof or of any other Loan Document to the contrary, the Administrative Agent, the Banks and Designated Lenders agree with Borrower that any funds, claims, or distributions actually received by the Administrative Agent for the account of any Bank or Designated Lender as a result of the enforcement of, or pursuant to, any Down REIT Guaranty, net of the Administrative Agent’s and the Banks’ expenses of collection thereof (such net amount, “Down REIT Guaranty Proceeds”), shall be made available for distribution equally and ratably (in proportion to the aggregate amount of principal, interest and other amounts then owed in respect of the Obligations or of an issuance of Public Debt, as the case may be) among the Administrative Agent, the Banks and the Designated Lenders and the trustee or trustees of any Unsecured Debt, not subordinated to the Obligations (or to the holders thereof), issued by Borrower, before or after the Effective Date, in offerings registered under the Securities Act of 1933, as amended, or in transactions exempt from registration pursuant to rule 144A or Regulation 8 thereunder or listed on non-U.S. securities exchanges (“Public Debt”), and the Administrative Agent is hereby authorized by Borrower, by each Bank (on its own behalf and on behalf of its Designated Lender, if any) and by each Down REIT Guarantor by its execution and delivery of a Down REIT Guaranty, to make such Down REIT Guaranty Proceeds so available. No Bank or Designated Lender shall have any interest in any amount paid over by the Administrative Agent to the trustee or trustees in respect of any Public Debt (or to the holders thereof) pursuant to the foregoing authorization. This Section 9.18 shall apply solely to Down REIT Guaranty Proceeds, and not to any payments, funds, claims or distributions received by the Administrative Agent, any Bank or Designated Lender directly or indirectly from Borrower or any other Person other than from a Down REIT Guarantor pursuant to a Down REIT Guaranty. Borrower is aware of the terms of the Down REIT Guaranties, and specifically understands and agrees with the Administrative Agent, the Banks and the Designated Lenders that, to the extent Down REIT Guaranty Proceeds are distributed to holders of Public Debt or their respective trustees, such Down REIT Guarantor has agreed that the Obligations will not be deemed reduced by any such distributions and such Down REIT Guarantor shall continue to make payments pursuant to its Down REIT Guaranty until such time as the Obligations have been paid in full (and the Commitments have been terminated), after taking into account any such distributions of Down REIT Guaranty Proceeds in respect of Indebtedness other than the Obligations.

(b)           Nothing contained herein shall be deemed (1) to limit, modify, or alter the rights of the Administrative Agent, the Banks and the Designated Lenders under any Down REIT Guaranty, (2) to subordinate the Obligations to any Public Debt, or (3) to give any holder of Public Debt (or any trustee for such holder) any rights of subrogation.

(c)           This Section 9.18 and all Down REIT Guaranties, are for the sole benefit of the Administrative

Agent, the Banks and the Designated Lenders and their respective successors and assigns. Nothing contained herein or in any Down REIT Guaranty shall be deemed for the benefit of any holder of Public Debt, or any trustee for such holder; nor shall anything contained herein or therein be construed to impose on the Administrative Agent, any Bank or any Designated Lender any fiduciary duties, obligations or responsibilities to the holders of any Public Debt or their trustees (including, but not limited to, any duty to pursue any Down REIT Guarantor for payment under its Down REIT Guaranty).

SECTION 9.19       USA PATRIOT Act Notice. Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

SECTION 9.20       Public/Private Information. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks may be “public-side” lenders (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform marked “PUBLIC” or through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ERP OPERATING LIMITED PARTNERSHIP

By:	Equity Residential

	By:	/s/ Mark J. Parrell
		Name:	Mark J. Parrell
		Title:	Senior Vice President and Treasurer

Facsimile number: (312) 454-0039
Address:		Two North Riverside Plaza
Suite 400
Chicago, Illinois 60606
Attn: Chief Financial Officer

For purposes of agreeing to be bound
by the provisions of Section 5.13 only:

EQUITY RESIDENTIAL

By:	/s/ Mark J. Parrell
	Name:	Mark J. Parrell
	Title:	Senior Vice President and Treasurer

Commitments
JPMORGAN CHASE BANK, N.A., as
$500,000,000	Administrative Agent, as
Swingline Lender and as a Bank

	By:	/s/ Marc E. Costantino
		Name:	Marc E. Costantino
		Title:	Vice President